Exhibit 10.2

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

BOEHRINGER INGELHEIM INTERNATIONAL GMBH

AND

Cue Biopharma, Inc.

BI Contract No.: 926652

BI PO No.: 43116788

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is effective as of April 10, 2025 (the “Effective Date”) and is entered into by and between BOEHRINGER INGELHEIM INTERNATIONAL GMBH, a corporation organized and existing under the laws of Germany, having a business address at Binger Str. 173, 55216 Ingelheim am Rhein, Germany (“BI”), and Cue Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware, having its registered office at 40 Guest Street, Boston, MA 02135, USA (“CUE”). BI and CUE are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BI is a research-based pharmaceutical company that is a member of the Boehringer Ingelheim group of companies, which group possesses expertise and resources relating to the research, development, manufacturing and marketing of pharmaceutical products;

WHEREAS, CUE is biopharma company focused on biologic therapies for oncology and immunology driven diseases;

WHEREAS, BI recognizes CUE’s expertise in the field of T cell-mediated B cell depletion and the Parties wish to enter into a research collaboration to research and develop molecules consisting of a B Cell Targeting Module, [**] (as each defined below) with the initial focus on achieving lead optimization of CUE’s CUE-501 (as defined below) as further described in the Research Program;

WHEREAS, BI desires to obtain an exclusive license from CUE to further research, develop and commercialize Compounds and Products in the Territory (each as defined below), and CUE is willing to grant such a license to BI on the terms and conditions set forth herein;

WHEREAS, this Agreement sets forth the terms and conditions of the exclusive license to BI under the CUE Technology, the duration and scope of the rights granted to each Party, the ownership of Intellectual Property related to and/or generated under this Agreement, the collaborative research and/or development activities with respect to Compounds such as, inter alia, the responsibilities and activities to be performed by each Party under the Research Plan(s) (as defined below), and the consideration payments owed by BI to CUE.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for good and sufficient consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.
DEFINITIONS

Unless specifically set forth to the contrary under this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below.

1.1
“Accounting Standards” means in the case of BI and its Affiliates, the maintenance of records and books of accounts prepared in accordance with German Generally Accepted Accounting Principles (German GAAP, according to the German commercial code (“Handelsgesetzbuch”)), consistently applied by BI and as audited by BI’s group auditor. If the applied accounting standards change in the future, then “Accounting Standards” means the accounting standards then consistently applied by BI across its operations and as audited by BI’s group auditor. In the case of any Sublicensee, “Accounting Standards” means the maintenance of records and books of accounts in accordance with the generally accepted accounting principles as consistently applied by the Sublicensee in their consolidated financial statements (if available) or as applied in their individual financial statements, as agreed in the sublicense agreement between BI and the Sublicensee, each as at the relevant balance sheet date.
1.2
“Affiliate” means in view of a Party or a Third Party, any corporation, firm, limited liability company, partnership, or other entity, that directly or indirectly controls, or is controlled by, or is under common control with such Party or such Third Party. For the purpose of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means ownership, directly or indirectly, of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction provided that such foreign entity has the power to direct or cause the direction of the management or policies of a corporation) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction provided that such foreign entity has the power to direct or cause the direction of the management or policies of any other type of entity) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby the respective Party or Third Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity and has the power to direct or cause the direction of such corporation or other entity.
1.3
“Annual Net Sales” means all Net Sales in a given territory in a Calendar Year.
1.4
“Applicable Law” means all laws, statutes, ordinances, regulations, rules, orders, and other pronouncements having the effect of law of any Governmental Authority or court of competent jurisdiction that may be in effect from time to time during the Term of this Agreement and applicable to a Party or a Party’s activities hereunder, including for clarity such rules, regulations and other requirements of any Regulatory Authority.
1.5
“Background IP” means any Intellectual Property Controlled by a Party (i) prior to or on the Effective Date or (ii) after the Effective Date and created, generated or acquired independently by a Party outside the scope of a Party’s activities under this Agreement during the Term.
1.6
“B Cell” means any white blood cell of the B lymphocyte lineage.
1.7
“B Cell Depletion” means an approach that involves the targeted reduction or elimination of B lymphocytes.
1.8
“[**] Claim” means a claim in any [**] that (a) recites a [**], and (b) does not recite a [**].

1.9
“B Cell Targeting Module” means a B Cell targeting single-chain variable fragment of a molecule.
1.10
“BI Steered CUE Patents” means [**].
1.11
“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Boston, USA or Ingelheim, Germany (as applicable) are authorized or required by law to remain closed.
1.12
“Calendar Quarter” means a period of three calendar months ending on March 31, June 30, September 30 or December 31 in any Calendar Year, or part thereof during the first or last quarter of the Term.
1.13
“Calendar Year” means a period of twelve (12) months commencing on January 1 and ending on December 31, except that the first Calendar Year during the Term shall commence on the Effective Date and end on December 31, 2025, and the last Calendar Year during the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.14
“Change of Control” means, with respect to a Party, (1) a merger or consolidation or similar transaction of such Party with a Third Party that results (i) in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation or (ii) in the members of the board of directors of such Party immediately prior to such transaction constituting less than a majority of the members of the board of directors of such Party immediately following such transaction, or (2) a transaction or series of related transactions in which a Third Party, together with its Affiliates, (i) becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body, or (3) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates, but in each case (1) through (3), excluding any consolidation or merger effected exclusively to change the domicile of a Party, any transaction or series of transactions effected principally for а bona fide financing transaction, and a stock sale to underwriters in a public offering. Any acquiring or combining Third Party with respect to a Party, and any of such Third Party’s Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer”.
1.15
“Clinical Trial” means any experiment in which a drug or therapy is administered or dispensed to, or used involving, one or more human subjects (including but not limited to a Phase I Clinical Trial, a Phase II Clinical Trial, and a Phase III Clinical Trial).
1.16
“Collaboration Foreground IP” means all Intellectual Property that is conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of a Party after the Effective Date in the performance of a Research Project (either alone or jointly with the other Party).
1.17
“Collaboration Foreground Patents” mean Patents within Collaboration Foreground

IP.
1.18
“Combination Product” means a pharmaceutical formulation containing as its active ingredients both a Compound and one or more other therapeutically active ingredients that is not a Compound.
1.19
“Commercialization” means any and all activities directed to the commercialization of a pharmaceutical product (including any Product), including Manufacturing for commercial sale, marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering, and commercially selling such product, importing, exporting, and transporting such product for commercial sale, patenting activities, and seeking pricing and reimbursement approval of such product (if applicable) whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing, but excluding, in each case, activities directed to Development. When used as a verb, “Commercialize” means to engage in Commercialization.
1.20
“Commercially Reasonable Efforts” means, with respect to BI’s activities relating to the Development or Commercialization of a Compound and Product, [**], as the case may be, [**], in each case [**]. “Commercially Reasonable Efforts” means with respect to all other activities under this Agreement, [**].
1.21
“Compound” means CUE-501, each New Compound, and each Differentiated Compound.
1.22
“Confidential Information” means all information, data or Know-How, whether technical or non-technical, that is disclosed, orally, electronically, visually or in writing, by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) pursuant to this Agreement provided, however, that Confidential Information shall not include any such information, data or Know-How that:
a)
is published or generally known to the public through no fault or omission on the part of the Receiving Party;
b)
was known by the Receiving Party prior to its disclosure by the Disclosing Party to the Receiving Party and not subject to restriction, as evidenced by the Receiving Party’s written records;
c)
is disclosed (other than in connection with this Agreement) to the Receiving Party by a Third Party without breaching any confidentiality obligations towards another Third Party or towards the Disclosing Party; or
d)
is independently developed by the Receiving Party as demonstrated by its contemporaneous written records without the use of Confidential Information of the Disclosing Party.

Information that is confidential and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain. The terms of this Agreement shall be deemed the Confidential Information of both Parties. Confidential Information of a Party shall include any information disclosed by a Third Party to such Party under obligations of confidentiality and the terms of any agreements between such Third Party and such Party.

1.23
“Confidentiality Agreement” means collectively the Mutual Confidential Disclosure Agreement executed by and between CUE and BI on [**], the Confidential Disclosure Agreement Unilateral executed by and between CUE and BI on [**], the Mutual Confidential Disclosure Agreement executed by and between CUE and BI on [**], and the Confidentiality Agreement executed by and between CUE and BI on [**].
1.24
“Confidentiality Period” means the period of the Term of this Agreement, as determined in Section 19.1 (“Term”), and a period of [**] thereafter.
1.25
“Control”, “Controls” or “Controlled by” means for any item of or right under any Intellectual Property as well as for any Material, the possession of (whether by ownership, license or other right of use, other than pursuant to this Agreement) the ability of a Party or its Affiliates to grant access to, or a license or sublicense of, such items or right as provided for under this Agreement without violating the terms of any agreement or other arrangement with any Third Party, without incurring any new financial obligations after the Effective Date to any Third Party (unless expressly agreed in writing to be assumed by the other Party and subject to Section 12.17), and without violation of any Applicable Law. Notwithstanding the foregoing or anything to the contrary herein, a Party will not be deemed to “Control” any item of or right under Intellectual Property or any Material that (a) prior to the consummation of a Change of Control of such Party, was owned or controlled by any Acquirer or (b) following the consummation of such Change of Control of such Party, that any Acquirer invents or acquires independently and outside of the activities under the Research Program or this Agreement and without accessing or practicing any Confidential Information of the other Party or any Foreground IP.
1.26
“Co-Packaged Product” means a single packaged product containing a Product and one or more other therapeutically or prophylactically active product(s) or Device(s) in a co-packaged form.
1.27
“Cover” means, with respect to (a) any claim of any Patent and (b) any compound, Invention, product, and/or process (including, without limitation any Compound and Product and/or the Manufacture thereof) in any jurisdiction, that such claim would be infringed (or if such claim is in a pending patent application, such claim would be infringed if it were issued), absent a license or ownership, by the research, discovery, Development, Commercialization, making, having made, use, sale, offer for sale, export or import of such compound, Invention, product and/or process (including, without limitation any Compound and Product and/or the Manufacture thereof) in such jurisdiction, considering the claims of Patent applications as if they have already been issued and are valid and enforceable.
1.28
“CUE Invention” means any Invention that is conceived or first reduced to practice in the performance of a Research Project by CUE’s or its Affiliates’ employees, or any other individuals or legal entities engaged by or on behalf of CUE or its Affiliates (either solely by or on behalf of CUE or its Affiliates or jointly with BI or its Affiliates).
1.29
“CUE Know-How” means all Know-How Controlled by Cue or any of its Affiliates on the Effective Date or during the Term of the Agreement that is necessary or reasonably useful to Exploit Compounds or Products in the Territory in the Field.
1.30
“CUE Patents” means (i) [**], and (ii) any additional Patents Controlled by Cue or any of its Affiliates on the Effective Date or during the Term of the Agreement having a claim Covering or having a disclosure sufficient to support a claim Covering any CUE Know-How, including but not limited to Patents that claim the method of manufacture thereof, formulations thereof, Combination Products and/or the intended use(s) thereof.
1.31
“CUE Steered CUE Patents” means all CUE Patents other than the BI Steered CUE Patents.
1.32
“CUE Technology” means CUE Know-How and CUE Patents. A brief non-exhaustive description of the Cue Technology existing as of the Effective Date is included in Schedule 1.32 (“Non-Exhaustive List of Cue Technology”).
1.33
“CUE-501” means (a) [**] B Cell Depletion molecule Controlled by CUE on the Effective Date and (b) all [**] Potential Collaboration Molecules that are (i) Controlled by CUE on the Effective Date or during the Term of the Agreement, (ii) discovered, identified or Developed by either Party, or together by both Parties in their performance of a Research Plan, or (iii) derived by or on behalf of BI from a molecule described in (i) or (ii) during the Term through the use of the CUE Technology.
1.34
“Default” means with respect to a Party, that such Party shall have failed to comply in any material respect with any material provision set forth in this Agreement, including a material breach of a material provision set forth in BI’s payment obligations under Article 12 (“PAYMENT TERMS”), the confidentiality obligations set forth under Article 10 (“CONFIDENTIALITY”), the publicity and publication provisions set forth under Article 11 (“PUBLICITY and PUBLICATIONS”) or the Representations, Warranties and Covenants set forth under Article 13 (“REPRESENTATION, WARRANTIES and COVENANTS”) of this Agreement or intentional or grossly negligent provision of materially incorrect CUE Deliverables.
1.35
“Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a pharmaceutical product (including any Product), including: (a) the conduct of research activities other than the research activities carried out pursuant to the Research Plan (including drug discovery, identification, or synthesis) with respect to a Compound or Product; and (b) preclinical and clinical drug development activities and other development activities with respect to a Compound or Product, including Manufacturing of Compounds or Products for development purposes, test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, the conduct of Clinical Trials, statistical analysis and report writing, the preparation and submission of regulatory materials with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining, maintaining or expanding a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.
1.36
“Device” means any instrument, apparatus, machine, or digital product which is intended to be used in the Field (i) forming an integral part of a Product or (ii) co-packed and to be used together with a Product, such as prefilled syringes, prefilled pens or autoinjectors and any other kind of administration device.

1.37
“Differentiated Compound” means any Potential Collaboration Molecule that (a) includes the same B Cell Targeting Module as CUE-501 or a New Compound, but that has [**] and (b) BI elects to include as a Compound under this Agreement in accordance with Section 2.4. Differentiated Compound also includes any Potential Collaboration Molecule that contains the same three (3) Compound Modules as a Differentiated Compound designated by BI pursuant to Section 2.4 and that is (a) Controlled by CUE on the Selection Date, (b) discovered, identified or Developed by either Party, or together by both Parties in their performance of the Research Plan as amended for such Differentiated Compound or (c) is derived by or on behalf of BI from a molecule described in (a) or (b) during the Term through the use of the CUE Technology.
1.38
“Einstein College Upstream License” means the exclusive Amended and Restated License Agreement between CUE and Albert Einstein College of Medicine, Inc., dated July 31, 2017, as subsequently amended by that certain First Amendment to the Amended and Restated License Agreement dated October 30, 2018, by that certain Second Amendment to the Amended and Restated License Agreement dated January 13, 2024 as well as by the Boehringer Ingelheim Amendment to the Amended and Restated License Agreement dated March 10, 2025 and under which CUE is granted an exclusive sublicensable license under certain intellectual property, including without limitation the Patent titled [**] controlled by Albert Einstein College of Medicine, Inc., as further described in Appendix A of the Amended and Restated License Agreement with Albert Einstein College of Medicine, Inc. (the “Einstein College Upstream Patent”). The Einstein College Upstream License, as amended, is attached hereto under Schedule 1.38 (“Einstein College Upstream License”).
1.39
“EMA” means the European Medicines Agency and any successor agency thereto.
1.40
“Exploit” means to research, Develop, Manufacture, use, register, market, make, offer for sale, sell, distribute, export and import or otherwise Commercialize.
1.41
“External Costs” means (a) reasonable expenses paid to permitted subcontractors of CUE (or payable to such subcontractors and accrued in accordance with CUE’s Accounting Standards) for services of such subcontractors provided on behalf of CUE solely in the performance of CUE’s activities under the Research Program and (b) all amounts paid for materials or supplies solely used in connection with CUE’s performance of its activities under the Research Program that are not used in the course of CUE’s ordinary business, in each case, (a) and (b) as such services of CUE subcontractors and materials or supplies are specifically set forth on Schedule 1.41 (“External Costs”), as amended following mutual written agreement of the Parties.
1.42
“FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.43
“Field” means all fields and uses, including but not limited to the use of a Product for the diagnosis, treatment, palliation or prevention of a disease or medical or aesthetic condition in humans or animals.
1.44
“First Commercial Sale” means, on a country-by-country and Product-by-Product basis, the first sale of such Product by or under the authority of BI, its Affiliates or Sublicensees in an arm’s length transaction of such Product to a Third Party other than a Sublicensee in such country in exchange for cash or contributions in kind for distribution, re-sale, end use, consumption or other use after Regulatory Approval for such Product has been granted in such country.
1.45
“Foreground IP” means all Intellectual Property that is conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of a Party after the Effective Date and within the scope of this Agreement (either alone or jointly with the other Party). Foreground IP includes Collaboration Foreground IP and Post-Collaboration Foreground IP.
1.46
“Foreground Patents” means Patents relating to any Invention made by or on behalf of either or both Parties, which Invention is part of Foreground IP.
1.47
“FTE” means a full-time equivalent person-year based upon a total of [**] working hours per Calendar Year of scientific or technical work carried out by a duly qualified employee of CUE on or directly related to the work to be conducted under the Agreement. Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of a FTE billable by CUE for one (1) individual during a given accounting period shall be determined by dividing the number of hours worked directly by said individual on the work to be conducted under the Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [**] working hours per Calendar Year.
1.48
“FTE Rate” means an annual rate of [**] US dollars (US $ [**]) per FTE. Such FTE Rate shall include, inter alia, all costs for standard laboratory supplies used in the ordinary course of CUE’s business, equipment maintenance costs, utilities, waste removal, travel expenses and a pro rata allocation of general and administrative expenses. Notwithstanding the foregoing, the FTE Rate shall exclude External Costs.
1.49
“Full Market Exclusivity” means a situation where no generic or biosimilar version of the Product can be marketed in the country (not even for other indications, with other formulations etc.) without infringing a Valid Claim of a CUE Patent, Collaboration Foreground Patent, or Assigned Patent in such country.
1.50
“Generic Competition” means and shall be deemed to exist in a particular country in the Territory with respect to a particular Product in a given Calendar Quarter if in such country during such Calendar Quarter one or more Generic Products (other than a Generic Product sold by or under the authority BI or its Affiliates or by a Sublicensee under a license granted, directly or indirectly, by BI or its Affiliates) in the aggregate account for [**] in such country, as measured by [**] or, if such data is not available, such other reliable data source as reasonably agreed upon by CUE and BI. If no data is commercially available, then the Parties shall agree upon a methodology for estimating the percentage [**] in such country.
1.51
“Generic Product” means, with respect to a particular Product and a particular country, (i) any pharmaceutical product (other than the Product, as applicable) that contains the same active ingredient(s), independent from its polymorphic form or its salt form, in a comparable quality and quantity as such Product, as applicable, irrespective of its pharmaceutical form and is approved under an Abbreviated New Drug Application (ANDA) or under 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act or any similar abbreviated route of approval in such country, or (ii) any biologic medicinal product (other than the Product, as applicable) that is a biosimilar of such

Product, and, if the Product is a component of a Combination Product, a biosimilar of the Combination Product, and is approved under a biological product licensure application submitted by any person under 42 U.S.C. § 262(k) or any similar abbreviated route of approval in such country.
1.52
“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).
1.53
“[**]” means [**].
1.54
“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.
1.55
“Intellectual Property” means all results and all rights in Inventions, Patents, priority rights, copyrights, design rights, trade dress, trade names, trademarks, service marks, Know-How, database rights, domain names and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of them, anywhere in the world.
1.56
“Invention” means any new and useful process, method, utility, compound, composition of matter, formulation, machine, apparatus or article of manufacture, or any improvement thereof, or discovery or finding that (a) is conceived and/or first reduced to practice by either Party, or together by both Parties, and (b) is or may be patentable in at least one country in the Territory. When used as a verb, “Invent” means to conceive of or reduce to practice an Invention.
1.57
“Invoice” means an original or electronically signed invoice sent by CUE to BI with respect to any payment due hereunder, containing the information and meeting the requirements as set forth in Schedule 1.57 (“Requirement for Invoices”), which shall be modified in the event of a change in the Applicable Law.
1.58
“Know-How” means all technical information, know-how and data, in any tangible or intangible form and whether or not patentable, including Inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, practices, techniques, results, software, algorithms, technology, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data and stability data), studies and procedures, and all technical information, know-how and data relating to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them.
1.59
“Knowledge” means [**].
1.60
“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality control and quality assurance testing, release, ship, or store a compound or product or any component thereof.
1.61
“Major Market Country” means each of [**].

1.62
“Material” means any reagent, assays, tool, cell line, protein, antibody, virus, chemical compound, product, sample or other substance or tangible material, as well as any derivatives or modifications thereof.
1.63
“Net Sales” means, with respect to a certain time period, the gross invoiced sales charged for Product(s) sold by or for BI, its Affiliates and Sublicensees in arm’s length transactions to Third Parties (but not including sales of Product(s) between BI, its Affiliates, or their respective Sublicensees) during such time period, less the total of the following charges or expenses as determined in accordance with the relevant Accounting Standards, consistently applied across all products sold by BI, in each case without duplication:

[**].

BI, its Affiliates and Sublicensees shall not [**] on the Product in order to [**], such that the Product would [**]. All defined deductions in this section shall be consistent with BI’s audited financial statements.

[**] shall not be included in Net Sales. [**] shall not be included in Net Sales either.

Upon any sale or other disposal of any Product that should be included in Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be [**] during the applicable reporting period [**] for such Product in the country in which such sale or other disposal occurred when such Product is [**]. In the event no [**] is available for the Product [**] in such country during the applicable reporting period, then such Product shall be deemed to be [**] at the [**] during the applicable reporting period [**] for such Product in all countries in which such sale or other disposal occurred when such Product is [**] (provided, however, that if such Product is not [**] in any country, then BI shall calculate in good faith [**] for the Product, [**] as are then [**] to [**] then being [**] and having [**]; provided, however, that if [**], the Parties shall [**].

In the event a Product is sold as a Combination Product or Co-Packaged Product, Net Sales of the Combination Product or Co-Packaged Product will be calculated as follows, in each case on a country-by-country and Calendar Quarter-by-Calendar Quarter basis:

a)
If the Combination Product and/or Co-Packaged Product, the Product and the other product are sold separately, Net Sales of the Product portion of Combination Products and Co-Packaged Products will be calculated by multiplying the total Net Sales of the Combination Product or Co-Packaged Product by the fraction A/(A+B), where A is [**], and B is [**].
b)
If the Combination Product and/or the Co-Packaged Product and the Product are sold separately, but the [**] cannot be determined, Net Sales of the Combination Product or the Co-Packaged Product shall be equal to the Net Sales of the Combination Product or Co-Packaged Product multiplied by the fraction A/C wherein A is [**] and C is [**].
c)
If the Combination Product and/or the Co-Packaged Product and the Other Actives are sold separately, but the [**] cannot be determined, Net Sales of the Combination Product and/or Co-Packaged Product shall be equal to the Net Sales of the

Combination Product and/or Co-Packaged Product multiplied by the following formula: one (1) minus B/C wherein B is [**] and C is [**].
d)
If the Combination Product or Co-Packaged Product are sold but the [**] can be determined, Net Sales of the Combination Product or Co-Packaged Product shall be equal to Net Sales of the Combination Product or Co-Packaged Product multiplied by [**].

The [**] for such [**] contained in the Combination Product or Co-Packaged Product shall be calculated for each country in the Territory in such Calendar Quarter by [**], as published by IQVIA or another mutually agreed independent source.

In the initial Calendar Year during which a Combination Product or Co-Packaged Product is sold, a forecasted [**] shall be used for the Product, Other Active(s), Combination Product and Co-Packaged Product. Any over- or underpayment due to a difference between forecasted and actual [**] shall be paid or credited in the second royalty payment of the following Calendar Year. In the following Calendar Year, the [**] of the previous Calendar Year shall apply from the second royalty payment on.

1.64
“New Compound” means a Potential Collaboration Molecule directed to a B Cell Depletion target other than [**] that BI includes as a Compound under this Agreement in accordance with Section 2.3.
1.65
“[**] Claim” means a claim in any [**] that (i) recites a [**], and (ii) does not recite a [**].
1.66
“[**] Targeting Module” means an antibody or binding fragment of an antibody (e.g., a single-chain variable fragment of a molecule) that binds one or more cells other than [**].
1.67
“Notify” means to provide formal written notice (“Notice”) according to Section 21.8.
1.68
“Patent” means any and all (i) patents, (ii) patent applications, including all provisional and non-provisional applications, foreign patent application, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or equivalents thereof such as patent term extensions, (iv) inventor’s certificates or letters patent, (v) utility models, (vi) design patents, or (vii) any other substantially equivalent form of government-issued right substantially similar to any of the foregoing described in subsections (i)-(vi) above.
1.69
“Phase I Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(a), (as amended (or its successor regulation)) or its foreign equivalent. By way of example and not limitation, a Phase I Clinical Trial is usually [**] to assess [**] of an investigational drug, and the emphasis in Phase I Clinical Trials is usually on [**] and it is typically [**]. For clarity, a Phase I Clinical Trial may also [**].
1.70
“Phase II Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(b), (as amended (or its successor regulation)) or its foreign equivalent. By way of example and not limitation, a Phase II Clinical Trial is usually [**] to assess [**] about an investigational drug, along with [**]. For clarity, a Phase II Clinical Trial may also [**].
1.71
“Phase III Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(c), (as amended (or its successor regulation)) or its foreign equivalent. By way of example and not limitation, a Phase III Clinical Trial is [**] to gather [**] of the drug and, along with [**], to provide [**]. For clarity, a Phase III Clinical Trial may also [**].
1.72
“PMDA” means the Japanese Pharmaceuticals and Medical Devices Agency and any successor agency thereof.
1.73
“Post-Collaboration Foreground IP” means all Foreground IP other than Collaboration Foreground IP.
1.74
“Potential Collaboration Molecule” means a B Cell Depletion molecule that contains a B Cell Targeting Module, [**] (each of these three variable modules a “Compound Module”).
1.75
“Product” means any pharmaceutical product in finished dosage form containing at least one Compound. For clarity, Product includes Combination Product and Co-Packaged Product.
1.76
“Public Official” means any officer or employee of a local or foreign government or any department, agency, political party, institution, or instrumentality thereof (including officers and employees of government controlled entities), or of a public international organization as well as any person acting in an official capacity for or on behalf of any such government, department, agency, institution or instrumentality, or for or on behalf of any such public international organization as well healthcare professionals, working in healthcare institutions, in which the central, regional or local government owns an interest or has control or which are paid partly or as a whole by the government.
1.77
“Regulatory Approval” means both: (a) the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of marketing authorization applications and variation approvals), and (b) any necessary pricing and/or reimbursement authorizations and approvals, of any Regulatory Authority necessary for the distribution, marketing, promotion, offer for sale, use, import, export or sale of such pharmaceutical product in such country.
1.78
“Regulatory Authority” means any (i) Governmental Authority, notified bodies or other organization in a country or region that regulates the manufacture or sale of pharmaceutical or medicinal products or medical devices, including the FDA, PMDA and the EMA, and any successors thereto and (ii) any other relevant bodies authorized by Applicable Law to review or otherwise exercise oversight over marketing authorization applications, other regulatory filings or regulatory approvals.
1.79
“Regulatory Exclusivity” means, with respect to a particular Product in a country in the Territory, any period of regulatory data protection, market exclusivity or similar regulatory protection afforded by a Regulatory Authority in such country, that prevents such Regulatory Authority from accepting or approving any and all applications by a Third Party to market a generic or biosimilar version of such Product and/or prevents such Regulatory Authority from authorizing any Third Party to market any and all generic or biosimilar version of such Product; for the sake of clarity, such Regulatory Exclusivity shall be directly attributable to the Compound incorporated in such Product and the Regulatory Exclusivity period in a particular country shall end no later than the first marketing authorization or approval of a Generic Product by a Regulatory Authority in such country. It is understood and agreed by the Parties that Regulatory Exclusivity shall not include any exclusivity conferred by any Patent.
1.80
“Research Plan” means any research plan agreed by the Parties and outlining the activities performed by or on behalf of CUE and/or BI as set forth in Article 2 of this Agreement. The Research Plans include the Initial Research Plan covering the collaborative research for CUE-501 attached hereto as Schedule 1.80 (“Initial Research Plan”) (and its amendments) as well as any additional Research Plan (and amendments thereof) covering the collaborative research on New Compounds or Differentiated Compounds (if any).
1.81
“Research Program Start Date” means the earlier of either (a) the date when either Party begins to perform an activity under the Initial Research Plan, or (b) the project kickoff meeting for such Initial Research Plan, in each case (a) and (b) such date to be documented in the minutes of the JSC meeting immediately following such first research activities or the project kickoff meeting.
1.82
“Research Term” means the period beginning on the Research Program Start Date and ending upon the earlier of (a) completion of the activities under the Research Plans (as amended) and (b) the fourth (4th) anniversary of the Research Program Start Date, unless this Agreement is terminated earlier. Any extension of the Research Term will require the mutual agreement of the Parties.
1.83
“Results” means all materials, information, know-how, data, documents, measurement results, Inventions, software and other intellectual property generated and/or first reduced to practice or writing in the performance of the Research Program.
1.84
“Selection Date” means, with respect to a given Differentiated Compound, the date that BI Notifies CUE of BI’s election to include such Differentiated Compound as a Compound under this Agreement in accordance with Section 2.4.
1.85
“Senior Executives” means: (i) in the case of CUE, its Chief Executive Officer; and (ii) in the case of BI, depending on the actual status of the relevant Product(s), the senior-most executive vice-president responsible for research, development, medicine or marketing and sales, or, in each case, such individual’s nominated designee who is a member of BI’s senior management with appropriate decision making authority.
1.86
“Start of Development” or “SoD” means the event where BI selects a Compound that meets [**].
1.87
“Start of Lead Optimization” or “SoLO” means the event where BI selects a Compound from lead discovery for further optimization [**].
1.88
“Sublicensees” means with respect to BI a Third Party to whom BI (or its Affiliate or another of its Sublicensees), subject to Section 5.6, grants a license or sublicense under any rights granted to BI under this Agreement to Develop or Commercialize Compounds or Products in the Territory. For clarity, Affiliates working for or on behalf of BI and

Third Party Collaborators will be deemed to practice such rights on behalf of BI and are not considered Sublicensees under this Agreement; provided that any breach by an Affiliate or a Third Party Collaborator of any term or condition of this Agreement will be deemed a direct breach by BI of such term or condition.
1.89
“Target” means [**].
1.90
“Taxes” means all forms of preliminary or finally imposed domestic and foreign taxes, fees, levies, duties and other assessments or charges of whatever kind (including but not limited to sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes) together with any interest, penalties, fine or additions payable thereon.
1.91
“Territory” means any and all countries in the world.
1.92
“Third Party” means an entity other than (i) BI or any of its Affiliates, or (ii) CUE or any of its Affiliates.
1.93
“Third Party Collaborations” means collaborations and service provider relationships between BI and Third Party Collaborators pursuant to which such Third Party Collaborators in collaboration with BI or its Affiliates, or on behalf of BI or its Affiliates, conduct Development and/or Commercialization activities in connection with the Compounds or Products, provided that (a) no rights under this Agreement are granted to such Third Party Collaborators save for the rights strictly necessary to conduct such Development and/or Commercialization activities in collaboration or on behalf of BI or its Affiliates, as applicable, and (b) Third Party Collaborations expressly exclude any collaboration that involves granting or otherwise permitting such Third Party Collaborator the right to offer for sale and/or sell a Compound or a Product solely on their own behalf. For clarity, any sales of a Product by a Third Party Collaborator on behalf of BI will be accounted for in Net Sales under this Agreement.
1.94
“Third Party Collaborators” means Third Party collaborators and subcontractors of BI involved in conducting Development and/or Commercialization activities relating to the Compounds or Products pursuant to Third Party Collaborations, including without limitation CMOs or CROs.
1.95
“Valid Claim” means (a) a claim of an issued Patent that has not expired or has not been abandoned, or has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or (b) a claim within a Patent application which application has not been pending for more than [**] from the date of its priority filing date provided such claim has not been irretrievably revoked, irretrievably cancelled, irretrievably withdrawn, held invalid or abandoned by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or finally determined to be unallowable in a decision from which an appeal cannot or can no longer be taken. For clarity, a claim of an issued Patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.

1.96
“VAT” means value added tax and similar indirect taxes (including goods and service tax).
1.97
“[**]” means [**].

The following Capitalized Terms have the meaning that is given in the Section indicated in the table below:

Term	Section
Acquirer	1.14
Additional Cure Period	19.2.1
Agreement	Preamble
Alliance Manager	7.6
Assigned Patents	9.1.4
Auditor	12.10.5
Bankruptcy Code	9.7
BI	Preamble
BI Auditors	12.16
BI Enforced Patent	9.5.1
BI Provided Materials	2.7.1
Clinical Development Milestone Event / Payment	12.6
Collaboration Request Period	2.4.1
Commercial Milestone Event / Payment	12.8
Competing Infringement	9.5.1
Competing Product	9.5.1
Compound Module	1.74
CUE	Preamble
[**]	9.2.1 a)
[**]	9.2.1 a)
[**]	9.2.1 b)

CUE Deliverables	2.6
CUE Developers	13.3.3
CUE Enforced Patent	9.5.5
CUE Indemnitees	18.2
CUE Know-How	1.24
CUE Patents	1.25
CUE Provided Materials	2.7.1
CUE Technology	1.26
Damages	18.1
Data Package	6.1
Default Cure Period	19.2.1
Default Notice	19.2.1
Defaulting Party	19.2.1
Disclosing Party	1.22
Dispute	20.1
Effective Date	Preamble
Einstein College Upstream Patent	1.37
Exclusivity Period	4.2
ICC	20.2
Indemnified Party	18.2
Indemnifying Party	18.2
Joint Steering Committee or JSC	7.1
Material Provider	2.7
Material Receiver	2.7
New Compound Proposal	2.3
New Compound Selection Fee	12.2

Non-Defaulting Party	19.2
Party / Parties	Preamble
Patenting Activities	9.2
Preclinical Milestone Event / Payment	12.5
Program Director	7.5
Proposed New Target	2.3
Provided Materials	2.7
Publication	11.2.1
Receiving Party	1.22
Regulatory Milestone Event / Payment	12.7
Request	20.2
Research Program	2.1
Research Project	2.1
Research Support Payments	12.2
Royalty	12.10.1
Royalty Term	12.10.2
Rules	20.2
Successful New Compound Inclusion	2.3
Term	19.1
Terminated Product	12.9
Third Party Claim	18.2
[**]	9.2.1 b)
[**]	9.2.1 b)

2.
RESEARCH PROGRAM
2.1
Collaboration. During the Research Term and subject to the oversight and review of the JSC, BI and CUE shall conduct the activities assigned to them in the Research Plans in accordance with the terms of this Agreement and all Applicable Laws (the activities under each Research Plan, each a “Research Project” and altogether, the “Research Program”). Each Party (itself or by permitted subcontracting) shall use scientific, technical and other personnel who are sufficiently qualified and have requisite skills to perform the activities assigned to it and shall use Commercially Reasonable Efforts to conduct its respective activities under the Research Program, including in accordance with the timelines outlined in each Research Plan. Each Party’s obligation to perform any specific activity under a given Research Plan shall be excused and tolled for any period during which it is prevented from performing such obligation by the other Party’s failure to perform one or more of its obligations under this Agreement. Further, CUE will not be required to provide any FTE’s, incur any expenses, or perform any activities assigned to it under any Research Plan to the extent that doing so would exceed the Research Funding stipulated in Section 12.2, unless mutually agreed by the Parties in writing.
2.2
Initial Research. The Parties will collaborate to develop CUE-501 by performing the activities outlined in the initial Research Plan attached hereto as Schedule 1.80 (“Initial Research Plan”) and with the objective of achieving Start of Lead Optimization of CUE-501 (“Initial Research Plan”).
2.3
Inclusion of New Compounds. In addition to, or instead of CUE-501 to the extent BI elects to terminate its rights to CUE-501 pursuant to Section 19.3, at any time during the Term of the Agreement, BI may elect, at its sole discretion (but subject to the terms and conditions of this Agreement, including the provisions of this Section 2.3), to include under this Agreement additional or alternative Compounds that are New Compounds.

If BI desires to add one or more New Compounds:

(i) at any time during the Research Term, then BI will Notify CUE of its election referencing this Section 2.3 and the New Compound will then be successfully included under the Agreement upon receipt by CUE of such Notice;

(ii) after the Research Term, then BI shall Notify CUE of its proposed election referencing this Section 2.3 (each a “New Compound Proposal”) and request CUE to confirm availability of the involved new B cell depletion target (each a “Proposed New Target”). Within [**] of receipt of the New Compound Proposal, CUE shall Notify BI whether or not such Proposed New Target is “available” (as defined below) to be licensed to BI. The New Compound is successfully included under this Agreement upon either receipt by BI of Notice from CUE that the Proposed New Target is available to be licensed to BI or failure of CUE to provide truthful Notice regarding availability of the Proposed New Target within [**] (except in cases where CUE has granted exclusive rights with respect to the Proposed New Target to a Third Party prior to its receipt of the applicable New Compound Proposal from BI);

(in each case, (i) and (ii) a “Successful New Compound Inclusion”).

The Parties agree that any Proposed New Target shall be considered “available” unless CUE (i) has granted rights or is contractually obligated to grant rights with respect to such Proposed New Target to any Third Party as demonstrated by an executed agreement (redacted / anonymized, if needed) or other appropriate evidence, or (ii) is not willing to make the Proposed New Target available to BI because it has either (a) initiated discussions with a Third Party for such a grant, as demonstrated by a non-binding term sheet representing terms pursuant to which CUE would grant such right, or (b) initiated any internal development or commercialization program with respect to any product directed to such Proposed New Target, as demonstrated by appropriate evidence.

2.4
Effects of Successful New Compound Inclusion
2.4.1
General Effects

Upon each Successful New Compound Inclusion,

(a)
the B Cell depletion target of the respective New Compound shall be designated a Target under this Agreement, the exclusivity obligations of CUE pursuant to Section 4.2 shall apply, and the diligence obligations of BI pursuant to Section 3.2 shall apply; and
(b)
BI may (at its sole discretion) request CUE to collaborate on such New Compound within [**] following Successful New Compound Inclusion (the “Collaboration Request Period”) and if CUE agrees, the Parties will mutually agree to a separate Research Plan and associated research support payments to CUE for each such New Compound, if necessary, by way of an amendment of this Agreement.
2.4.2
Payment of New Compound Selection Fee

In each case of Successful New Compound Inclusion (but subject to Section 2.4.3),

(i) if BI has requested CUE within the Collaboration Request Period to collaborate on such New Compound,

(a) upon mutual agreement of the Parties of a new Research Plan for such New Compound or

(b) in case CUE rejects to collaborate or the Parties cannot agree on a new Research Plan and if BI does not drop the New Compound again in accordance with Section 2.4.3,

or (ii) if BI has not requested CUE within the Collaboration Request Period to collaborate or if BI informs CUE at an earlier point in time in writing to advance the New Compound without CUE, upon lapse of the Collaboration Request Period or upon such information by BI to CUE, as applicable.

BI will pay CUE the New Compound Selection Fee pursuant to Section 12.3 following receipt of the corresponding Invoice.

2.4.3
Dropping of New Compound

In case BI has successfully included a New Compound and requested CUE to collaborate on such New Compound, but CUE either declines the collaboration or the Parties are unable to agree on a new Research Plan including, if applicable, associated research support payments for such New Compound, BI may choose to drop such New Compound within [**] following definite and written refusal by CUE to collaborate or CUE’s definite failure to agree on a such Research Plan (as applicable). In case BI drops a New Compound during such [**] time period, the New Compound shall no longer be considered a Compound and the respective B Cell depletion target of such New Compound shall no longer be considered a Target under this Agreement and the effects of Successful New Compound Inclusion no longer apply to such New Compound including that the New Compound Selection Fee will not become due. For clarity, in case BI fails to drop a New Compound during such [**] time period, such New Compound shall be deemed a Compound and the effects of Successful New Compound Inclusion will apply to such Compound and BI will pay CUE the New Compound Selection Fee pursuant to Section 12.3 following receipt of the corresponding Invoice.

2.5
Inclusion of Differentiated Compounds. At any time during the Term of the Agreement, BI may elect, at its sole discretion, to Develop one or more Differentiated Compounds with respect to a given Target. BI may do so by Notifying CUE of its election and the Differentiated Compound is officially included under the Agreement upon receipt by CUE of such Notice. BI can freely decide if it wants to perform research on any elected Differentiated Compound without CUE’s involvement, or it may request that CUE participates in such research pursuant to a mutually agreeable Research Plan and, if necessary, after agreement on associated research support payments to CUE, if necessary by way of an amendment of this Agreement.
2.6
CUE Deliverables. CUE shall provide to BI: (a) all Results, and (b) all reports, documents and generated Materials described as deliverables in each Research Plan (both (a) and (b) the “CUE Deliverables”). The CUE Deliverables shall be provided within [**] of completion of the respective work package in the respective Research Plan, unless otherwise outlined in such Research Plan, or, in case of an earlier termination of this Agreement or any Target and relevant Compounds and Products, within [**] of the effective date of such termination. All reports shall be provided in sufficient detail and must comply with industry standards and data integrity guidelines ensuring that all experimental procedures and results are documented in a thorough and traceable manner and CUE shall make reasonable modifications to any reports consistent with the foregoing at BI’s request. The respective reports as outlined in each Research Plan shall be in the form of and meet the requirements of Schedule 2.6 (“Requirements for Reports”). On BI’s request all or a portion of all Materials generated under the Research Program shall be provided by CUE to BI.
2.7
Materials.
2.7.1
Each Party (in such capacity, the “Material Provider”) shall provide the other Party (in such capacity, the “Material Receiver”) those of its Materials required by the Research Plan to be provided by such Party using Schedule 2.7 (“Material Transfer Record Form”), if any, for the conduct of the Research Program (such Materials provided to the other Party, the “Provided Materials” and if Controlled and provided by or on behalf of BI or generated in the performance of the Parties’ obligations under a Research Plan, the “BI Provided Materials”, if Controlled and provided by or on behalf of CUE, the “CUE Provided Materials”). For clarity, the provision of such Material, including the Compound produced by CUE for the activities under the Initial Research Plan, will be [**] for the Material Receiver, however, BI will [**] for (a) [**] and (b) [**], in each case within [**] following BI’s [**] therefor.
2.7.2
Delivery of Materials is subject to Article 15 (“CUSTOMS”).
2.7.3
Any BI Provided Materials shall be employed by CUE solely in the conduct of the Research Program according to the Research Plan. BI Provided Materials, or any portion thereof, shall only be provided to those employees or BI approved subcontractors of CUE who are directly involved in conducting the Research Program and have a need for such BI Provided Materials pertaining to the performance of the Research Program. CUE Provided Materials may only be used by BI in accordance with the License Technology license in Section 5.1, for the avoidance of doubt, including the transfer to Affiliates, Sublicensees and Third Party Collaborators subject to the terms and conditions of this Agreement.
2.7.4
All Provided Materials are provided “as-is”. The Material Provider does not represent, warrant or guarantee that the Provided Materials are merchantable or satisfactory for any particular purpose and the Material Provider hereby disclaims all warranties, express or implied, to such effect. Information and data relating to Provided Materials provided hereunder do not certify, validate, imply or represent that any Provided Materials are fit for any use.
2.7.5
Except as expressly outlined in the Research Plan or (regarding CUE Provided Materials) necessary or reasonably useful for BI to Exploit Compounds or Products, the Material Receiver shall not (a) reverse engineer, disassemble, decompile, analyze, sequence or otherwise determine the structure of any of the Provided Materials, nor attempt to do so, directly or indirectly, through the use of a Third Party; (b) use the Provided Materials in connection with any Third Party materials; or (c) modify the Provided Materials in any manner inconsistent with the Research Plan.
2.7.6
Except in cases where this Agreement or any other written agreement among the Parties provides for a transfer of ownership of Provided Materials to the Material Receiver, the Material Receiver, at the Material Provider’s request and expense, shall cooperate with the Material Provider in securing and filing any necessary statements or documents to preserve and evidence the Material Provider’s ownership of and security interest in the Provided Materials in any jurisdiction in which the Material Receiver uses the Provided Materials as reasonably requested by the Material Provider.
2.7.7
The Material Receiver shall ensure that any and all Provided Materials are securely stored.
2.7.8
Within [**] of completion of the Research Program or, earlier, upon BI’s request, CUE shall return to BI, or dispose of, and shall cause its Affiliates and permitted subcontractors to so return or dispose of, all quantities of unused BI Provided Materials, as instructed by BI in writing, by fax or e-mail, at BI’s cost, and confirm, in writing, by fax or e-mail, such disposition to BI, if applicable.
2.7.9
Within [**] of the expiration or termination of this Agreement, BI shall return to CUE, or dispose of, and shall cause its Affiliates, Sublicensees and Third Party Collaborators to so return or dispose of, all quantities of unused CUE Provided Materials, as instructed by CUE in writing, by fax or e-mail, at CUE’s cost, and confirm, in writing, by fax or e-mail, such disposition to CUE, if applicable.
3.
DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS; Diligence
3.1
Development/Commercialization. After the activities under the Research Plan for a given Compound is completed (or earlier if requested by BI), BI has the exclusive right and sole responsibility for conducting, either itself or through one or more Affiliates or Sublicensees, the Development and Commercialization of any Compound(s) and/or

Product(s) in the Territory for use in the Field in accordance with the requirements of this Agreement.
3.2
BI Diligence. BI shall use (and shall cause its Affiliates and Sublicensees to use) Commercially Reasonable Efforts to (a) [**] Compound or Product, as applicable, [**] and (b) [**]. Notwithstanding the foregoing, BI shall be permitted to [**].
3.3
Reports. Until the [**] in the Field in the Territory BI shall keep CUE reasonably informed as to the progress of its Development activities in respect of such Product by providing to CUE, on [**] basis a high-level summary in English describing the progress of the Development activities. CUE shall keep such reports confidential in accordance with Article 10 (Confidentiality).
4.
EXCLUSIVITY
4.1
Research Term Exclusivity. During the Research Term, CUE shall not, and will procure that its Affiliates shall not, independently work on or assist any Third Party in working on any molecule for applications in B Cell Depletion.
4.2
Target Exclusivity. In addition, during the Exclusivity Period for each Target, CUE shall not, and will procure that its Affiliates shall not, independently work on or assist any Third Party in working on any molecule for B Cell Depletion that is directed to such Target. “Exclusivity Period” means the period beginning (a) with respect to [**], on the Effective Date and (b) with respect to another Target, upon Successful New Compound Inclusion and ending in each case (a) and (b) upon the earlier of (i) expiration or termination of this Agreement in its entirety or with respect to such Target and (ii) [**].
4.3
Impact on Acquirers. The applicability of Section 4.1 and Section 4.2 to Acquirers of CUE will be determined in accordance with Section 8.1.
5.
LICENSE GRANT
5.1
CUE Technology License. Subject to the terms and conditions of this Agreement, CUE hereby grants to BI an exclusive (even as to CUE and its Affiliates), royalty-bearing, transferable, sub-licensable in multiple tiers (in accordance with Section 5.6) license during the Term under all CUE Technology to Exploit Compounds and/or Products in the Field in the Territory. Notwithstanding any provision of this Agreement to the contrary, any sublicense granted by CUE to BI pursuant to this Section 5.1 with respect to CUE Technology Controlled by CUE by virtue of the Einstein College Upstream License shall be exclusive as to B Cell Depletion and subject to the specific provisions contained in Schedule 5.8 (“Einstein College Upstream License Provisions”). For the avoidance of doubt, the license set forth in this Section 5.1 does not extend to any active pharmaceutical ingredient other than a Compound contained in a Product and, subject to the exclusivity obligations described in Section 4, CUE shall retain all rights under the CUE Technology to research, Develop, Commercialize and otherwise Exploit any compound or product in any field and territory other than a Compound or Product in the Field in the Territory.
5.2
Research Program License. BI shall grant and hereby grants to CUE, a worldwide,

royalty-free, fully paid-up, cost-free, non-exclusive license to use its Background IP, Collaboration Foreground IP and the CUE Technology (to the extent exclusively licensed to BI pursuant to Section 5.1), in each case that are necessary or reasonably useful, for the purpose of carrying out or preparing its activities or obligations under the Research Program. CUE shall not grant any sublicense under the license set forth in this Section 5.2 without the prior written consent of BI.
5.3
Collaboration Foreground IP License. Subject to the terms and conditions of this Agreement (including CUE’s exclusivity obligations outlined in Section 4), BI grants to CUE a non-exclusive, perpetual, irrevocable, fully-paid-up, sublicensable through multiple tiers, worldwide license under any Collaboration Foreground IP for all purposes other than the Development, Commercialization or other Exploitation of Compound or Product.
5.4
Assigned Patent License. Upon assignment of any Assigned Patents from CUE to BI pursuant to Section 9.1.4 or Section 9.2.1 b) (iii) and subject to the terms and conditions of this Agreement, BI grants to CUE an exclusive, perpetual, irrevocable, fully paid-up, sublicensable through multiple tiers, worldwide license under the Assigned Patents for all purposes other than the Development, Commercialization or other Exploitation of any Compound or Product.
5.5
No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or any other right or interest, by implication or otherwise, in any Confidential Information or other Know-How disclosed to it under this Agreement or under any Intellectual Property owned or Controlled by the other Party or its Affiliates.
5.6
Sublicensing. BI shall have the right to grant sublicenses with respect to the rights licensed to BI under this Agreement without the prior consent of CUE, provided that each sublicense granted by BI to a sublicensee (a) shall be in a written agreement, (b) shall be subject and subordinate to the terms and conditions of this Agreement, and (c) shall contain terms and conditions consistent with those in this Agreement, including with respect to confidentiality and diligence, and shall not in any way diminish, reduce or eliminate any of BI’s obligations or CUE’s rights under this Agreement. BI shall enforce compliance by each of its Sublicensees with the applicable sublicense agreement and shall be and remain responsible for all acts or omissions of its Sublicensees. Any breach by a Sublicensee of any term or condition of this Agreement shall be deemed a direct breach by BI of such term or condition. BI shall provide CUE with a true and complete copy of each sublicense agreement within [**] after it becomes effective, subject to BI’s right to redact any confidential or proprietary information contained therein that is not necessary for CUE to determine compliance with this Agreement. BI shall be free to grant sublicenses with respect to the rights licensed to BI under this Agreement to its Affiliates and Third Party Collaborators, and the conditions of this Section 5.6 (“Sublicensing”) shall not apply to such Affiliates or Third Party Collaborations; provided that any breach by an Affiliate or a Third Party Collaborator of any term or condition of this Agreement will be deemed a direct breach by BI of such term or condition.
5.7
Survival of Sublicenses. Any such sublicense granted by BI to a Sublicensee that contains terms and conditions materially consistent with those in this Agreement shall survive [**] of the licenses under this Agreement, provided that within [**] of such

[**] the Sublicensee requests in writing to [**] that [**] terms and conditions applicable to the CUE Technology [**] agreement between BI and Sublicensee. CUE herewith agrees to [**] provided that (i) CUE does not have any obligations [**] pursuant to this Agreement and (ii) CUE’s rights thereunder to [**] pursuant to this Agreement. If CUE and the Sublicensee enter into such CUE/Sublicensee Agreement, then Section 19.4.1 e) and f) (“Effects of Termination”) of this Agreement will not apply to BI and CUE.
5.8
Einstein College Upstream License. To the extent the license granted to BI under Section 5.1 includes rights to any Patents or Know-How controlled by Albert Einstein College of Medicine, Inc., the Parties hereby agree to comply with the provisions contained in Schedule 5.8 (“Einstein College Upstream License Provisions”). All capitalized terms used in Schedule 5.8 but not defined therein shall have the meaning set forth in the Einstein College Upstream License.
6.
DATA AND MATERIAL TRANSFER; REGULATORY FILINGS
6.1
Technology Data Package Transfer. During the first [**] after the Effective Date (or such extended period upon mutual agreement of the Parties), CUE shall furnish to BI a data package (“Data Package”) that includes the items set forth in Schedule 6.1 (“Technology Data Package Transfer”). During the Research Term, CUE shall transfer to BI any newly generated CUE Technology (if any) or any additional CUE Technology that was not included in the initial Data Package, in each case which are necessary or reasonably useful for BI to Develop, Commercialize or otherwise Exploit of Compounds and Products in accordance with the terms of this Agreement, on not less than a [**] basis. Within [**] after the conclusion of the Research Term, CUE shall transfer to BI relevant details of CUE Technology not yet provided during the Research Term as set forth above or (if applicable) as CUE Deliverables. At any time within [**] following the end of the Research Term, CUE shall provide to BI upon BI’s request any further details to the CUE Technology which has not been furnished to BI. For clarity, under this Section 6.1, CUE shall only be obligated to transfer to BI CUE Technology that is necessary or reasonably useful for BI to Develop, Commercialize or otherwise Exploit Compounds and Products in accordance with the terms of this Agreement.
6.2
Technical Assistance. CUE shall cause the personnel it employs to (a) answer [**] questions received from BI regarding the transferred CUE Technology within [**] after BI’s receipt of any portion of CUE Technology, and (b) at BI’s [**] request, [**] cooperate with and assist BI with understanding and using the CUE Technology in exercise of BI’s rights under Section 5.1, including without limitation the CUE Know-How provided by CUE to BI under this Agreement. Such cooperation and assistance shall include, without limitation, providing BI with [**] by teleconference or in person to CUE personnel who are [**] for such purpose, and/or who were [**] of Compounds. BI shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose.
6.3
Regulatory Filings. Following the Effective Date of this Agreement, BI shall control, at its sole cost and expense, the preparation and filing of all regulatory submissions and applications with Regulatory Authorities as may be required for the further Development and Commercialization of Compounds or Products. CUE shall provide to BI reasonable support and assistance in connection therewith as may be requested from time to time by BI. For the avoidance of doubt, BI or its designated Affiliate shall be the title holder of any regulatory authorizations.
6.4
Material Transfer and Supply. CUE shall provide to BI promptly following the end of the Research Term [**] of the Compound [**].
7.
GOVERNANCE
7.1
Implementation of Joint Steering Committee. The Research Program shall be conducted under the direction of a joint steering committee (“JSC”). Within [**] after the Effective Date of this Agreement, the Parties shall establish the JSC comprised of up to [**] representatives of BI and up to [**] representatives of CUE. Each Party may replace its representatives at any time upon prior written information, by email or otherwise, to the other Party. In addition, each Party may invite non-voting employees and consultants or scientific advisors reasonably acceptable to the other Party upon prior written information, by email or otherwise, to the other Party and subject to (i) the prior consent of the other Party (not to be unreasonably withheld) and (ii) a written non-conflict of interest statement of the invited individuals other than BI employees, to attend the meetings of the JSC, subject to appropriate written confidentiality undertakings substantially consistent with each Party’s obligations under this Agreement. The JSC will meet in person (whenever possible, alternating between each Party’s site or otherwise at a mutually agreed location) or by videoconference at least [**] within a Calendar Year, unless otherwise mutually agreed by the Parties. Meeting dates will be defined after mutual agreement by both Parties. Each Party shall bear its own costs related to the attendance of such meetings by its representatives, including but not limited to its own travel and lodging expenses. The JSC will disband after [**].
7.2
Responsibilities. The JSC shall oversee the conduct of the collaboration by steering and monitoring the Research Program. Within such scope the JSC shall:
(i)
review the efforts and the progress of the Parties in the conduct of the Research Program, set or extend non-binding timelines for CUE Deliverables and confirm completeness of the CUE Deliverables and approve completion of the research activities under the Research Plans;

(ii)
make decisions regarding the Research Program;

(iii)
review and approve any newly proposed Research Plans and proposed amendments to any existing Research Plans;

(iv)
oversee and make strategic decisions regarding the conduct of the Research Program;

(v)
reallocate FTE and other resources dedicated to the Research Program, subject however to budget considerations of the Parties and only as permitted under this Agreement;

(vi)
address such other scientific matters relating to the activities of the Research Program as either Party may bring before the JSC.

Except for the mandate to amend the Research Plan pursuant to Section 7.2 (iii), the JSC shall not have the power to amend the terms of, or waive compliance with, this Agreement. Furthermore, the JSC shall not have the power to exercise its authority with respect to any of the matters described in Section 7.3 (a)-(e). For avoidance of doubt, the approval of any newly proposed Research Plan and any amendments to any existing Research Plan by the JSC must be [**]. During the Research Term, on not less than a [**] basis, CUE shall provide the JSC with a written summary of any updates to the CUE Technology that are applicable to an existing Compound or Product that is/are then known to CUE.

7.3
Decision Making Authority. A quorum for a meeting of the JSC shall require the presence of at least one representative for each Party. The JSC shall endeavor to reach decisions by consensus. Each Party, through its representative members of the JSC, shall collectively have one vote for decision making purposes. In the event the JSC is unable to reach an unanimous decision on any matter, the matter shall promptly be submitted to the Senior Executives of the Parties or his or her designee for discussion in good faith based on the goals of the Research Program. If the Senior Executives cannot agree within [**] of the matter having been referred to them, [**] shall have the final casting vote on such matter. Notwithstanding any provision of this Agreement to the contrary, neither the JSC nor a Party through exercise of its final decision-making authority, shall have the authority to: (a) decide on any matter which may have a negative impact on the Research Support Payments (including payment timing) due under this Agreement, (b) require [**] costs which are [**], (c) approve budget-related aspects of any new or amended Research Plan(s), (d) amend, modify or waive compliance with this Agreement or otherwise determine any such matter in a manner inconsistent with the express terms of this Agreement, or (e) determine whether or not a breach of this Agreement has occurred. For further clarity, the issues to be formally decided by the JSC are only those specific issues that are expressly provided in this Agreement to be decided by the JSC. Notwithstanding any provision of this Agreement to the contrary, to the extent [**] exercises its final decision-making authority on any matter that was opposed by [**] or that [**] did not expressly agree to, and the exercise of such final decision-making authority by [**] causes [**] to Default, such Default shall not be deemed a Default under the Agreement and shall be excused.
7.4
Additional Communication. Regular telephone conferences will be scheduled as needed and appropriate in addition to the JSC meetings.
7.5
Program Director. Within [**] following the Effective Date, each Party shall name a program director (the “Program Director”). The respective Program Directors shall appoint, and provide written information, by email or otherwise of the election of scientific sub-team project members who will serve as the day-to-day contacts between the Parties with respect to the Research Program sub-teams and will be primarily responsible for facilitating the flow of information and otherwise promoting communication of the day-to-day work for the Research Program sub-teams. The Program Directors shall conduct regular telephone conferences every [**], or more frequently as deemed necessary or appropriate, to exchange informal information regarding the progress of the Research Program sub-team under the Research Plan.
7.6
Alliance Manager. Within [**] following the Effective Date, each Party shall appoint an alliance manager (“Alliance Manager”) to facilitate logistics, ensure compliance with the Agreement, support the JSC in its governance tasks, and work together to facilitate resolution (in accordance with the terms of this Agreement) of issues between the Parties that arise in connection with this Agreement. The Alliance Managers shall aim to organize a kick-off meeting within [**] after the Effective Date to introduce relevant members of both Parties, including but not limited to Project Directors, team members and JSC members to the Research Program, clarify responsibilities and each Party’s expectations and outline key contractual aspects to ensure alignment among both Parties. The Alliance Managers shall be permanently invited guests to participate in JSC meetings. The Alliance Managers themselves shall communicate regularly, at a minimum, [**].
8.
CHANGE OF CONTROL
8.1
Change of Control of CUE. CUE shall promptly Notify BI of any Change of Control and shall disclose to BI the identity of the Acquirer, in each case, following the first public announcement by CUE of such Change of Control or the execution and closing of a definitive agreement relating to such Change of Control (if such disclosure is not prohibited under Applicable Law or by the terms of any written agreement between CUE and any Third Party). Following a Change of Control of CUE:
a.
[**];
b.
[**];
c.
[**];
d.
[**];
e.
[**]; and
f.
[**].
8.2
Change of Control of BI. In case of a Change of Control of BI, BI shall promptly inform CUE and shall disclose to CUE the identity of the Acquirer, in each case, following the first public announcement by BI of such Change of Control or the execution and closing of a definitive agreement relating to such Change of Control (if such disclosure is not prohibited under Applicable Law or by the terms of any written agreement between BI and any Third Party). The Parties shall convene a meeting of the executive representatives [**] after CUE’s receipt of such information from BI to discuss the plans and strategy of the Acquirer with respect to the Development and Commercialization of Compounds and Products.
9.
INTELLECTUAL PROPERTY
9.1
Ownership
9.1.1
Background IP. Subject to Section 9.1.4 (“Assignment and Transfer of Patents”) of this Agreement, this Agreement shall not affect the ownership of any Background IP.
9.1.2
Foreground IP. All Foreground IP shall be solely owned by BI and considered BI Confidential Information. Subject to the license granted by BI to CUE in

Section 5.3, CUE shall assign and transfer, and hereby assigns and transfers, to BI all of its right, title and interest in Foreground IP and ВI accepts such assignment and transfer in order to establish full and sole ownership of BI with respect to the Foreground IP.
9.1.3
Reporting of CUE Inventions. CUE shall disclose all CUE Inventions made during the Research Term promptly and fully to BI in writing. Such disclosure shall contain the names and contact details of all CUE inventors and a brief description of such CUE Invention.
9.1.4
Assignment and Transfer of Patents. If and to the extent so requested in writing by BI, upon [**] for any Product or any time thereafter, CUE shall assign and transfer, and hereby assigns and transfers, all rights, titles and interests in and to BI Steered CUE Patents and ВI accepts such assignment and transfer (hereinafter “Assigned Patents”) in order to establish full and sole ownership of BI with respect to the Assigned Patents. Upon assignment, such Assigned Patents shall be treated as Collaboration Foreground IP for all purposes under this Agreement with the exception of the determination of royalties and Royalty Term under Section 12.10 (“Royalties”) wherein they will continue to be treated as CUE Patents and such transfer to BI will not affect BI’s payment obligation of all milestones and royalties that become due to CUE under the terms of this Agreement. In order to effect the assignment and transfer, CUE will support BI, upon BI´s request, in executing all assignment documentation and providing any declaration which may be necessary to effect the assignment and full transfer of the Assigned Patents from CUE to BI. BI shall be responsible for and will bear the costs accruing for the assignment and transfer of the Assigned Patents, including the fees for notarization and legalization of the assignment documents, and for recording such assignment documents with the competent patent offices.
9.1.5
Joint Counsel for [**]. The Parties shall jointly select and jointly engage U.S. patent counsel, and such counsel shall have the power of attorney for prosecuting all U.S. [**] and be responsible for directing BI’s non-U.S. counsel for the prosecution of all [**] outside of the U.S.
9.2
Patent Prosecution/Maintenance.
9.2.1
Separation of [**].

a) Non-U.S. [**]. Upon execution of this Agreement, the Parties will work together to file divisional applications for the [**] in [**], such that at least [**] applications in the [**] will exist in each such country. BI will prepare claims that are limited to [**], and CUE will prepare the claims to [**] for the other application in each such country [**]. The Parties will mutually review and agree such claims and claim amendments. CUE will make every reasonable effort to enable BI to prosecute such [**] before each such patent office, and each such [**] shall become a BI Steered CUE Patent. It is understood that CUE may authorize the filing of additional [**] that have [**], and BI may authorize the filing of additional [**] that have only [**]. For the [**], the Parties will work together to [**]. If the Parties are successful [**], then the Parties shall [**].

b) U.S. [**].

[**].

c) Activities after Separation of [**]. For clarity, after the Parties have filed the [**] and the [**] the Parties will not make any filing with respect to any CUE Steered CUE Patents that includes a [**], and will not make any filing with respect to any BI Steered CUE Patents that include a [**]. Furthermore, the Parties will not pursue any generic claim which could Cover both a compound or product comprising a [**] and a compound or product comprising a [**].

9.2.2
CUE Patenting Activities. CUE shall have full responsibility for, and shall control the preparation, filing, prosecution and maintenance of all CUE Steered CUE Patents, including but not limited to [**] (hereinafter “CUE Patenting Activities”), in its own name and in its own discretion. CUE shall keep BI reasonably informed with respect to such CUE Patenting Activities. CUE shall provide BI with the opportunity to review and comment on all correspondence received from any patent office and all filings related to the CUE Patenting Activities, [**] prior to any filing deadline, which comments CUE will [**]. Notwithstanding the foregoing, BI shall (a) [**] and (b) [**] and filings of the [**] and such [**] shall be subject to [**]. Notwithstanding the foregoing, CUE shall have no obligation to BI relating to CUE Patenting Activities for any CUE Patent that is not [**].
a)
For clarity, the right to prosecute and maintain CUE Steered CUE Patents shall include, in Europe, the right to file a request for unitary effect for a European Patent and the right to decide on “opt-out” and “opt-in” with respect to the jurisdiction of the Unified Patent Court. For any granted European Patent that is a CUE Steered CUE Patent, CUE shall have the sole right to (i) decide in which countries to validate the granted European Patent, and (ii) decide whether to file a request for unitary effect for a European Patent and the right to decide on “opt-out” and “opt-in” with respect to the jurisdiction of the Unified Patent Court.
b)
CUE shall be solely responsible for all costs relating to any CUE Steered CUE Patent.
c)
If CUE decides to abandon or let lapse any CUE Steered CUE Patents, without the intention to file a continuing application or divisional application of such application in order to maintain a pending application in that family, (“CUE Dropped Patent”), then BI will be given a reasonable period of time to decide whether to take over the prosecution and maintenance therefore at its own cost and its own discretion. Upon written information provided by BI to CUE of such decision, CUE shall transfer responsibility (but not ownership) for continued prosecution and maintenance thereof to BI. CUE shall, at BI’s expense, fully cooperate with BI with respect to any such CUE Dropped Patent and execute all lawful papers and instruments, make all rightful oaths and declarations, and provide consultation and assistance as may be reasonably necessary.

9.2.3
BI Patenting Activities. BI shall have full responsibility for, and shall control the preparation, filing, prosecution and maintenance of all BI Steered CUE Patents and all Foreground Patents at BI’s sole expense, including but not limited to [**] (hereinafter “BI Patenting Activities” if and to the extent such activities relate to BI Steered CUE Patents or to Collaboration Foreground Patents; the BI Patenting Activities together with the CUE Patenting Activities, the “Patenting Activities”). CUE shall fully cooperate with BI with respect to any such BI Patenting Activities and execute all lawful papers and instruments, make all rightful oaths and declarations, and provide consultation and assistance as may be necessary in the BI Patenting Activities, provided that BI shall be responsible for any non-de minimis expense required to be incurred by CUE to comply with the obligations of this sentence. BI shall keep CUE reasonably informed with respect to such BI Patenting Activities. BI shall provide CUE with the opportunity to review and comment on all material correspondence received from any patent office and all material filings related to the BI Patenting Activities, [**] prior to any filing deadline, which comments BI will [**]. Notwithstanding any provision of this Agreement to the contrary, BI shall not make any filing with respect to any BI Steered CUE Patent which may reasonably be expected to have a material adverse impact on any other CUE Patent as CUE has informed BI of in writing.
a)
For the sake of clarity, the right to prosecute or maintain a Patent shall include, in Europe, the right to file a request for unitary effect for a European Patent and the right to decide on “opt-out” and “opt-in” with respect to the jurisdiction of the Unified Patent Court. Upon BI’s request, CUE shall promptly give its consent in writing and provide BI with the necessary mandate, or carry out the necessary actions itself, to effect the opt-out of a European Patent from the jurisdiction of the Unified Patent Court.
b)
If BI decides to abandon or let lapse any BI Steered CUE Patents or any Assigned Patents, without the intention to refile such Patent, (“BI Dropped Patent”), then CUE will be given a reasonable period of time to decide whether to take over the full ownership (if applicable), prosecution and maintenance of such Patent at its own costs and its own discretion. Upon written information provided by CUE to BI of such decision to take over the full ownership (if applicable), prosecution and maintenance of such Patent, BI shall assign ownership thereof to CUE (if applicable) and transfer responsibility for continued prosecution and maintenance thereof to CUE. For the sake of clarity, such BI Dropped Patent, if maintained, shall thereafter be considered a CUE Steered CUE Patent, the prosecution and maintenance thereof being governed by Section 9.2.2 herein.
9.3
Engaging Individuals. CUE shall ensure that all of its and its Affiliates’ employees and any other individuals and legal entities it or its Affiliates engage in the performance of the work under this Agreement will be obligated by Applicable Law, employment agreements or other agreements to validly assign all of their rights, title and interest in and to any CUE Invention and related Intellectual Property to CUE. If it is discovered at any time that any individual or legal entity performing work under this Agreement does not have such obligation, CUE will use reasonable efforts to ensure that an agreement providing for such obligation shall be signed promptly but not later than [**] after discovery, without prejudice to any other remedies of BI.
9.4
Patent Term Extensions. BI shall have full and exclusive right and discretion to determine and control all filings of requests for patent term extensions, supplementary protection certificates or equivalents thereto, in any country in the Territory, for any and all BI Steered CUE Patents and all Foreground Patents, or otherwise in connection with any Regulatory Approval of a Product (hereinafter “Patent Term Extensions”). All costs and expenses relating to the Patent Term Extensions shall be born solely by BI. Upon request by BI, CUE shall provide support, assistance, and all necessary documents in fully executed form if needed to BI for the purpose of supporting, filing, obtaining and maintaining Patent Term Extensions, at BI’s expense.
9.5
Patent Enforcement
9.5.1
A Party shall promptly inform the other Party in writing if it becomes aware of any suspected, threatened or actual infringement of a Collaboration Foreground Patent or BI Steered CUE Patent (“BI Enforced Patent”) by a pharmaceutical product of a Third Party that contains a compound that binds to a Target (“Competing Product”), and shall promptly provide the other Party with any available evidence of such suspected, threatened or actual infringement (“Competing Infringement”).
9.5.2
BI shall have the first right, but not the obligation, to enforce or defend the BI Enforced Patents against Competing Infringement at BI’s sole discretion and at BI’s sole risk, cost and expense. Where BI desires to enforce or defend an BI Enforced Patent against Competing Infringement, but may not do so due to Applicable Law or regulation, or the requirements of a court of competent jurisdiction, then BI may request and CUE shall enforce or defend such BI Enforced Patent against such Competing Infringement, or join BI to the extent necessary in such proceedings, at BI’s sole risk, cost and expense, and CUE waives any right to refuse to enforce, defend or join such proceeding and waives any objection to the jurisdiction of the court in which such proceeding is brought. BI shall take the lead in the control and conduct of any such enforcement or defense under this Section 9.5.2. Upon reasonable request by BI, CUE shall assist BI in any enforcement or defense action under this Section 9.5.2 at BI’s sole cost and expense, except that CUE shall have the right to engage its own counsel and, to the extent CUE engages its own counsel, such costs and expenses shall be the responsibility of CUE.
9.5.3
Only in the event that BI does not intend to enforce or defend a BI Enforced Patent which constitutes a BI Steered CUE Patent against a Competing Infringement, then BI shall inform CUE of this intent [**], taking into consideration any deadline set by a court or other venue of competent jurisdiction, and, upon BI’s prior written consent, CUE will have the right but not the obligation to enforce or defend such BI Enforced Patent against such Competitive Infringement in CUE’s sole discretion and at CUE’s sole cost and expense; provided, however, [**].
9.5.4
The proceeds (e.g., damages or other compensation) of any enforcement or defense action of BI under this Section 9.5 shall be for the benefit of BI; provided, however, that any such proceeds actually received by BI shall, on a Product-by-Product basis, be deemed to be Net Sales of such Product, and provided further that BI shall be entitled to deduct, on a Product-by-Product basis, the costs and expenses actually borne by and not reimbursed to BI in relation to the enforcement and/or defense of the BI Enforced Patent against Competitive Infringement from the Net Sales of such Product (and where such costs and expenses exceed the proceeds, carry forward the respective non-deductible costs). The proceeds (e.g., damages or other compensation) of any enforcement or defense action of CUE under this Section 9.5 shall be for the benefit of CUE.
9.5.5
CUE shall promptly inform BI in writing if CUE becomes aware of any suspected, threatened or actual infringement of a CUE Steered CUE Patent (“CUE Enforced Patent”) by a Competing Product and shall within [**] provide BI with any available evidence of such suspected, threatened or actual infringement. CUE shall have the sole right, but not the obligation, to enforce or defend the CUE Enforced Patent against such Competing Product, at CUE’s sole discretion and at CUE’s sole risk, cost and expense. CUE shall provide BI with the opportunity to review and comment on all material correspondence and all material filings related to the enforcement or defence of CUE Enforced Patents against such Competing Product [**] which comments CUE will consider [**], with CUE having final decision-making authority with respect thereto. Notwithstanding any provision of this Agreement to the contrary, CUE shall have the sole and exclusive right, but not the obligation, to enforce or defend the CUE Enforced Patents with respect to all infringements other than infringements by a Competing Product.
9.5.6
Only in the event that CUE does not intend to enforce or defend a CUE Enforced Patent against infringement by a Competing Product, then CUE shall inform BI of this intent [**], taking into consideration any deadline set by a court or other venue of competent jurisdiction, and upon CUE’s written consent, BI will have the right but not the obligation to enforce or defend such CUE Enforced Patent against such Competing Product in BI’s sole discretion and at BI’s sole cost and expense; provided, however, [**].
9.5.7
Notwithstanding any provision of this Agreement to the contrary, to the extent a [**], CUE will retain the sole and exclusive right to enforce such [**] against any infringement, but may do so only upon BI’s prior written consent, which consent BI may withhold in BI’s sole discretion. CUE shall provide BI with the opportunity to review and comment on all material correspondence and all material filings related to the enforcement or defence of such [**] in a reasonable period of time.
9.5.8
The provisions of this Section 9.5 shall additionally apply in the case of any objection, opposition or challenge, by a Third Party, with respect to Collaboration Foreground Patents and BI Steered CUE Patents on the one side and CUE Steered CUE Patents on the other side, and such an opposed, challenged or objected-to (a) Collaboration Foreground Patent or BI Steered CUE Patent shall be considered a BI Enforced Patent and (b) CUE Steered CUE Patent shall be considered a CUE Enforced Patent, in each case for the purposes of interpreting this Section 9.5. Objections, oppositions or challenges to a Patent under this Section 9.5 include, for example, nullity actions, declaratory judgment proceedings, inter partes reexamination proceedings, post grant review proceedings, patent interference proceedings, ex parte and inter parte reexam proceedings, and patent opposition proceedings in a court, patent office or other administrative authority of competent jurisdiction in any country within the Territory.
9.5.9
The Party enforcing or defending a Patent pursuant to this Section 9.5 shall have the right to settle any such dispute; provided that neither Party will have the right to settle any dispute under this Section 9.5 in a manner that (a) [**], or (b) [**], in either case (a) or (b), without the prior written consent of such other Party, not to be unreasonably conditioned, withheld or delayed. Additionally, BI shall not be entitled to settle any such dispute involving a BI Steered CUE Patent without the express written permission of CUE where such settlement involves any admission or other statement relating to infringement (or non-infringement), validity (or invalidity), or enforceability (or unenforceability) of the BI Steered CUE Patent.
9.6
Defense of Claims.
9.6.1
Notice. If any action, suit or proceeding is brought against either Party or any Affiliate of either Party or any Sublicensee alleging the infringement or misappropriation of the Intellectual Property of a Third Party by reason of the Exploitation of any Compound or Product by or on behalf of BI, its Affiliates, Sublicensees or Third Party Collaborators (each, an “IP Action”), then such Party will Notify the other Party as promptly as possible following the receipt of service of process in such action, suit or proceeding, or the date such Party becomes aware that such action, suit or proceeding has been instituted, and the Parties, or their appropriate respective designees, will meet as soon as possible to discuss the overall strategy for defense of such matter.
9.6.2
Defense. BI will have the right, but not the obligation, to defend against any IP Action. CUE will cooperate with BI in all reasonable respects in any such IP Action at BI’s sole cost and expense. BI will promptly furnish CUE with a copy of each communication relating to the alleged infringement or misappropriation that is received by BI including all documents filed in any litigation. Unless otherwise set forth herein, BI will have the right to settle such litigation; provided BI will not have the right to settle any litigation under this Section 9.6.2 in a manner that (a) [**], or (b) [**], in either case ((a) or (b)), without the prior written consent of CUE, not to be unreasonably conditioned, withheld or delayed; provided, further that nothing in this Section 9.6.2 will [**]. Additionally, BI shall not be entitled to settle any such dispute without the express written permission of CUE where such settlement involves any admission or other statement relating to infringement (or non-infringement), validity (or invalidity), or enforceability (or unenforceability) of any CUE Patent.
9.7
Patent Listings. BI shall have the sole right and responsibility to make all filings relating to Compounds or Product with Regulatory Authorities throughout the Territory with respect to BI Steered CUE Patents and Foreground Patents, including as required or allowed in the United States in the FDA’s Orange Book, or other international equivalents, and to determine which Patents are to be listed therein. At BI’s reasonable request, CUE shall (i) provide to BI all information necessary or reasonably useful to enable BI to make such filings with Regulatory Authorities in the Territory with respect to such Patents and (ii) cooperate with BI’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case ((i) and (ii)), to the extent required or permitted by Applicable Law. For clarity, BI shall have no rights relating any filings described in this Section 9.7 with respect to CUE Steered CUE Patents.
9.8
Generic Competition. Notwithstanding the foregoing, if either Party (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged application for Regulatory Approval for a Generic Product that refers or relies on regulatory documentation submitted by either Party to any Regulatory Authority, or (b) receives any notice that any Regulatory Authority had received or accepted an application for a Generic Product, or (c) receives any notification or other communication under 42 U.S.C. § 262(1)(2), § 262(1)(3)(B), § 262(I)(5)(A) or (B), or § 262(I)(8)(A) in connection with an application for licensure of a biological product under 42 U.S.C. § 262(k) for which a Product is the reference product (as defined under 42 U.S.C. § 262(j)(4)) or (d) receives any notice of certification regarding a CUE Patent or Foreground Patent pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patents are invalid or unenforceable or claiming that any such Patents will not be infringed or (e) receives any equivalent or similar certification or notice in any other jurisdiction, it shall (i) promptly Notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (ii) provide the other Party with a copy of any such notice of certification within [**] of the date of receipt. The Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Sections 9.5.2, 9.5.3, 9.5.4, 9.5.5, 9.5.6 and 9.5.7, as applicable.
9.9
Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code and any comparable Law outside the United States. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of Applicable Law outside the United States, the other Party will be entitled to a complete copy of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it upon such other Party’s written request thereof. Any agreement supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

9.10
Registration of Exclusive License. CUE shall use [**] to register BI as exclusive licensee for any BI Steered CUE Patent in the respective patent registers in the Territory, at BI’s reasonable request. In the event of a termination of this Agreement for any reason, BI shall use [**] to delete such registration in the respective patent registers, and BI shall promptly cooperate and sign all documents that are provided by CUE to BI that are reasonably useful or necessary to delete such registration.
10.
CONFIDENTIALITY
10.1
General. Each Party acknowledges that confidentiality and Know-How protection is of paramount importance for the other Party.
10.2
Non-disclosure and Non-Use Obligation. Each Party agrees, for the duration of the Confidentiality Period to:
10.2.1
hold in strict confidence all Confidential Information of the Disclosing Party which has been or will be made available to the Receiving Party and, subject to the provisions of this Agreement, not to disclose the Disclosing Party’s Confidential Information to any person or entity except to Receiving Party’s Affiliates, employees, consultants and other Third Parties who are required to receive such information to effectuate the purpose of this Agreement, provided that prior to any such disclosure, the Receiving Party shall have first imposed written confidentiality and non-use obligations on such entities or individuals materially equivalent to those imposed on the Receiving Party under this Agreement, however, the imposition of such measures shall not relieve the Receiving Party from its obligations hereunder; and
10.2.2
take reasonable precautions to protect the Disclosing Party’s Confidential Information including, without limitation, safeguarding it in a manner at least as secure as it uses to protect its own Confidential Information of like nature, but in any event in a manner not less than reasonable care; and
10.2.3
comply with all Applicable Laws applicable to the Confidential Information including, without limitation, any applicable restrictions on exports, re-exports, deemed exports or other transfers of information to other countries, entities or persons; and
10.2.4
not use the Disclosing Party’s Confidential Information in any way except solely for the purpose of exercising its rights and obligations under this Agreement; and
10.2.5
not input the Disclosing Party’s Confidential Information into any generative AI system or program or any other AI-based applications, including but not limited to machine learning models and natural language processing systems, without the prior written consent of the Disclosing Party, unless it is an internal, secure system or program.
10.3
Permitted Disclosures
10.3.1
Either Party may disclose Confidential Information disclosed to it by the other Party to the extent such disclosure is required by Applicable Law or for making applications or submissions to or otherwise dealing with a Regulatory Authority in connection with the Development, Manufacture or marketing of Products or for the filing, prosecution, maintenance and enforcement of Patents under, and in accordance with, this Agreement provided, however, that such Confidential Information shall be disclosed only to the extent reasonably necessary to comply with Applicable Law, to obtain authorizations or to file, prosecute, maintain or enforce Patents under this Agreement, and provided that no generative AI system or program is used for any such activities without the Disclosing Party’s prior written consent, unless it is an internal, secure system or program.
10.3.2
If a Party is required by Applicable Law to disclose Confidential Information that is subject to the non-disclosure provisions of Section 10.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations and the Party subject to disclosure obligations shall take into account any measures reasonably requested and comments made by the other Party in good faith. Unless Confidential Information is disclosed to the public according to Applicable Law, it shall remain otherwise subject to the confidentiality and non-use provisions of Section 10.2, and the Party disclosing Confidential Information pursuant to Applicable Law shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.
10.3.3
A Party may disclose Confidential Information of the other Party, including the existence and terms of this Agreement (however excluding, as far as legally possible, any and all information and terms contained within the Agreement), or the Parties’ activities under this Agreement, to the extent such disclosure is reasonably necessary when a Party is or becomes obliged to disclose Confidential Information by Applicable Laws that apply to publicly traded companies, such as e.g. U.S. securities laws, rules and regulations published by the National Association of Securities Dealers Automated Quotations (NASDAQ) or other applicable stock exchanges, the U.S. Stock Exchange Regulations or the EU Market Abuse Regulation as reasonably determined by the legal counsel of such Party, provided that (i) in case of a prospectus and associated offering material, any disclosures in associated offering materials shall be non-sensitive and the level of information shall be consistent with customary disclosures made by such Party and (ii) whenever possible, the other Party shall be given adequate (commonly at least [**], but in any case not less than [**]) advance notice of any such disclosure to provide comments to the Disclosing Party, and the Disclosing Party shall apply reasonable efforts to reasonably consider such comments provided by such other Party on the proposed disclosure and to redact the information consistent with the intentions of this Agreement that information shall not be disclosed unless necessary to comply with Applicable Law or applicable other regulations or if the other Party provides its prior written consent. In any event, a Party shall notify the other Party of any disclosure made pursuant to this Section 10.3.3 promptly after such disclosure. In case either Party is obliged to publish the Agreement as a “material agreement” in accordance with the U.S. stock exchange regulations or similar regulations of another country (“SEC Filing”), the Agreement shall be redacted by the filing Party as far as legally possible, and the filing Party shall cooperate with the other Party reasonably in advance to such SEC Filing to enable the other Party to review and comment on the scope of such redaction.
10.3.4
BI may use and disclose CUE Confidential Information with respect to CUE Technology to the extent reasonably necessary for BI to practice its rights under Section 5.1 (“CUE Technology License”).
10.3.5
CUE may use and disclose BI Confidential Information with respect to Collaboration Foreground IP to the extent reasonably necessary for CUE to practice its rights under Section 5.3 (“Collaboration Foreground IP License”), provided that, CUE may not use and disclose any such BI Confidential Information that (a) was developed solely by BI or (b) that is relevant to B Cell Depletion.
10.3.6
Remedies. The Receiving Party recognizes that disclosure of the Disclosing Party’s Confidential Information may result in irreparable harm that cannot be calculated or fully compensated by monetary damages. Therefore, the Disclosing Party may, in addition to any other legal or equitable remedies, seek injunctive relief or specific performance with any court of competent jurisdiction against a breach or threatened breach of this Article 10 without the necessity of posting any bond or surety.
11.
PUBLICITY AND PUBLICATIONS
11.1
Publicity/ Use of Names; Press Releases. Subject to the provisions of Section 10.3 which shall apply accordingly to this Section 11.1, no disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Law or applicable stock exchange in which case Sections 10.3.2 and 10.3.3 apply accordingly. The Parties will issue a press release following the execution of this Agreement describing the nature of the collaboration between BI and CUE in the form as attached to this Agreement as Schedule 11 (“Publicity/ Use of Names; Press Releases”). Each Party consents that after any press release agreed between the Parties, including the initial press release pursuant to this Section 11 (“Publicity/ Use of Names; Press Releases”), has been issued, the Parties may make subsequent public disclosures disclosing the same content without having to again follow the procedures set forth herein; provided such information remains accurate as of such time. Each Party may withdraw such consent at its discretion by Notice to the other Party for future publications.
11.2
Scientific and Other Publications.
11.2.1
Subject to Section 10.3.5, CUE agrees to provide BI with the opportunity to review any proposed abstract, manuscript, scientific presentation (including any public verbal presentation) or any other publication (each a “Publication”) that relates to [**] at least [**] prior to its intended submission for publication. CUE shall not be entitled to publish or present such Publication without first obtaining BI’s prior written consent, such consent not to be unreasonably withheld. In case BI consents to the Publication in general, CUE agrees to make any reasonable changes regarding the contents, or the timeline of the Publication as requested by BI. Notwithstanding the foregoing, if CUE is required by Applicable Law or applicable stock exchange regulations to publish such Publication, Sections 10.3.2 and 10.3.3 shall apply accordingly. With respect to any Publication published before the Effective Date or in accordance with this Section 11.2.1 during the Term, each Party may disclose to Third Parties the information contained in such Publication without the need for further notice to the other Party in accordance with this Section 11.2.1.
11.2.2
Without limiting the foregoing, no Publication by or on behalf of CUE shall include a [**].
11.2.3
During the Term, BI agrees to provide CUE with the opportunity to review any proposed Publication that relates to the activities performed under the Research Program at least [**] prior to its intended submission for publication. During the Research Term, BI may not publish any such Publication without the prior written consent of CUE which may not be unreasonably withheld. After the Research Term, BI is free to publish any Publication relating to the activities performed pursuant to this Agreement (for clarity, including if it relates to CUE Technology) or the Foreground IP at any time and without any restrictions. Unless such disclosure is permitted pursuant to Section 10.3, BI shall not be entitled to disclose in its Publications any Confidential Information of CUE without the prior written consent of CUE.
12.
PAYMENT TERMS
12.1
Upfront Payment. As partial consideration of the rights and license granted by CUE to BI pursuant to the terms of this Agreement, BI shall pay to CUE a one-time upfront payment of twelve million US dollars (USD 12,000,000.00). The Invoice for the upfront payment is attached as Schedule 12.1 (“Invoice for Upfront Payment”) to this Agreement. The upfront payment shall be due and payable within [**] following the Effective Date.
12.2
Research Support Payments. During the Research Term, BI will make the following payments to CUE: (a) FTE payments at the FTE Rate multiplied by a maximum amount of FTEs as agreed in each Research Plan to cover research expenses actually incurred for the respective Research Project and (b) reimbursement payments to cover fees charged by permitted subcontractors of CUE and other External Costs reasonably incurred by CUE in connection with the performance of its activities under the Research Program and in accordance with Schedule 1.41 (“External Costs”) ((a) and (b) collectively, the “Research Support Payments”), it being understood that for the activities under the Initial Research Plan for CUE-501 such Research Support Payments shall cover the provision of up to [**] FTEs at CUE working on the Research Project in accordance with the Initial Research Plan, as amended plus all reasonable External Costs. Notwithstanding any provision of this Agreement to the contrary, unless otherwise mutually agreed in advance by the Parties in writing, CUE will have no obligation to provide more than [**] FTEs in the aggregate to perform its activities under the Research Program at any given time during the Research Term. BI will pay such Research Support Payments on a Calendar Quarter basis for the work completed in the previous quarter, provided that the first and last Calendar Quarters of the Research Term shall be pro-rated. All Research Support Payments are subject to receipt by BI of a corresponding Invoice. Together with such Invoice, CUE shall provide supporting documentation with respect to the previous Calendar Quarter certified by CUE’s [**] or any delegate for the purpose of verifying (i) the number and the calculation of FTEs to be charged to and paid by BI for the work performed by CUE in accordance with the respective Research Project, (ii) the actual performance of the CUE activities pursuant to the Research Program, including the achievement of the CUE Deliverables defined therein, and (iii) details of any External Costs.
12.3
New Compound Selection Fee. BI shall pay to CUE [**] US dollars (USD [**]) for each Successful New Compound Inclusion (the “New Compound Selection Fee”). The payments shall be due and payable within [**] after BI’s receipt of an Invoice of such amount from CUE.
12.4
Milestone Payments in general. BI shall inform CUE in writing within [**] after it becomes aware of the achievement of any milestone event for which a payment to CUE is required under Section 12.5 (“Preclinical Milestone Payments”) – Section 12.8 (“Commercial Milestone Payments”). CUE shall provide an Invoice to BI as soon as practicable after BI has informed CUE. Each milestone payment shall be due and payable to CUE within [**] after receipt of an Invoice from CUE.
12.5
Preclinical Milestone Payments. On a Target-by-Target basis, BI shall pay to CUE the following one-time preclinical milestone payments (each a “Preclinical Milestone Payment”) set forth below upon the first achievement (by BI or its Affiliates or Sublicensees) of a given preclinical milestone by a Compound or Product directed to a given Target (each a “Preclinical Milestone Event”). For clarity, each such milestone payment shall be due only once with respect to each Target and not on a Compound-by-Compound basis:

Preclinical Milestone Event	Preclinical Milestone Payment
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

12.6
Clinical Development Milestone Payments. BI shall pay to CUE the one-time clinical development milestone payments (each a “Clinical Development Milestone Payment”) set forth below upon the first achievement (by BI or its Affiliates or Sublicensees) of a given clinical development milestone with respect to any Product (each a “Clinical Development Milestone Event”). For clarity, each such milestone payment shall be due only once and not on a Target-by-Target basis nor on a Product-by-Product basis (except for each first and second Product as set forth below).

Clinical Development Milestone Event	Clinical Development Milestone Payment

[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]
[**]	$[**]

12.7
Regulatory Milestone Payments. On a Product-by-Product basis, BI shall pay to CUE each of the following one-time regulatory milestone payments (each a “Regulatory Milestone Payment”) for the first achievement (by BI or its Affiliates or Sublicensees) of the corresponding regulatory milestone set forth in the table below by a given Product (each a “Regulatory Milestone Event”):

Regulatory Milestone Event	Regulatory Milestone Payment
[**]	$[**]
[**]	$[**]
[**]	$[**]
12.8
Commercial Milestones. On a Product-by-Product basis, BI shall pay to CUE each of the following one-time commercial milestone payments (each a “Commercial Milestone Payment”) for the first achievement (by BI or its Affiliates or Sublicensees) of the corresponding commercial milestone set forth in the table below by a given Product (each a “Commercial Milestone Event”):

Commercial Milestone Event	Commercial Milestone Payment
First achievement of Annual Net Sales of a given Product in the Territory greater than [**] Euros	$[**]
First achievement of Annual Net Sales of a given Product in the Territory greater than [**] Euros	$[**]
First achievement of Annual Net Sales of a given Product in the Territory greater than [**] Euros	$[**]

Each Commercial Milestone Payment shall be paid together with the Royalty payments of the Calendar Quarter during which the milestone has been achieved.

12.9
Replacement Products. Notwithstanding the foregoing, and for clarity, if (i)

Development or Commercialization of a Product is terminated after any milestone payment set forth in Section 12.7 (“Regulatory Milestone Payments”) or Section 12.8 (“Commercial Milestone Payments”) above has been made with respect to such Product (“Terminated Product”), and (ii) a different Product with the same (but not identical) Compound Modules as the Terminated Product is selected to replace the Terminated Product (“Replacement Product”), then [**] upon achievement of the same milestone set forth in Section 12.7 and Section 12.8 by such Replacement Product for which CUE already received a milestone payment for the Terminated Product [**].
12.10
Royalties
12.10.1
Amount.
a)
Sales in the US. BI shall pay to CUE on a Calendar Quarter basis royalties (the “Royalty”) on Annual Net Sales generated in the US of each Product as set forth below by the corresponding amount of incremental aggregate annual Net Sales of such Product in the US:

Annual Net Sales in the US of a Product in a Calendar Year	Royalty on Net Sales
On that portion below [**] Euros	[**]%
On that portion equal to or greater than [**] Euros and below [**] Euros	[**]%
On that portion equal to or greater than [**] Euros and below [**] Euros	[**]%
On that portion equal to or greater than [**] Euros	[**]%

b)
Sales outside the US. BI shall pay to CUE on a Calendar Quarter basis Royalties on Annual Net Sales generated outside the US of Products in the amount set forth below:

Annual Net Sales of a Product outside the US in a Calendar Year	Royalty on Net Sales
[**] Annual Net Sales of a Product outside the US	[**]%

12.10.2
Royalty Term
a)
Beginning of Royalty Term. BI’s Royalty obligations as set forth in Section 12.10.1 (“Amount”) shall begin, on a country-by-country and Product-by-Product basis, with the First Commercial Sale of such Product in such country.

b)
End of Royalty Term. BI’s Royalty obligations to CUE under this Section 12.10 (“Royalties”) shall expire on a country-by-country and Product-by-Product basis upon the later to occur of (i) [**] following the First Commercial Sale of such Product in such country, (ii) the expiration of all Valid Claims of the CUE Patents (which for clarity includes Assigned Patents) and Collaboration Foreground Patents in such country [**] in such country, or (iii) the expiration of Regulatory Exclusivity for such Product in such country (“Royalty Term”).
12.10.3
Offsets.
a)
Non-Patented Product. During the applicable Royalty Term on a Product-by-Product and country-by-country basis, if a Product [**] is not Covered by a Valid Claim of a CUE Patent (which for clarity includes any Assigned Patent) or, Collaboration Foreground Patent in such country [**], at the time of sale, then the royalty rate for such Product in such country shall be reduced by [**] percent ([**]%) of the applicable rate determined pursuant to Section 12.10.1 (“Amount”).
b)
Third Party Offset. During the applicable Royalty Term on a Product-by-Product and country-by-country basis, if BI, [**], is required to obtain a licence after the Effective Date from one or more Third Parties under [**], then the Royalty payments due under Section 12.10.1 (“Amount”) with respect to Net Sales in a Calendar Quarter for such Product in such country shall be reduced by [**] percent ([**]%) of the royalty amounts payable by BI to such Third Party for such licence to such Product in such country for as long as such Third Party license remains in effect.
c)
Generic Competition. The Royalty otherwise due under Section 12.10.1 (“Amount”) shall be reduced, on a country-by-country and Product-by-Product basis, in the event of Generic Competition in a particular country of the Territory to [**] per cent ([**]%) of the applicable Royalty rate specified in Section 12.10.1 (“Amount”) above in any Calendar Quarter in which there is Generic Competition for so long as the Generic Competition exists in such country.
d)
Limits on Deductions. In no event shall the cumulative effect of the deductions in Sections 12.10.3(a) (“Non-Patented Product”), 12.10.3(b) (“Third Party Offset”), and (c) (“Generic Competition”) reduce the Royalties to less than [**] percent ([**]%) of the amounts due (prior to application of any deduction set forth in this Section 12.10.3) in any given Calendar Quarter for a Product in such country pursuant to Section 12.10.1 (“Amount”).
e)
Multiple Royalties. No multiple Royalties shall be payable because a Product, its manufacture, use or sale is or shall be Covered by more than one Valid Claim of a patent included in the licensed rights hereunder.
12.10.4
Reports and payments. Within [**] following the end of each Calendar Quarter, BI shall submit to CUE a written report of Net Sales of Products sold by or on behalf of BI, its Affiliates and Sublicensees during a Calendar Quarter in each country of the Territory in sufficient detail to permit confirmation of the accuracy of Royalty payments paid. BI shall pay to CUE, within [**] of receipt of CUE’s Invoice, all Royalties payable by BI. If applicable, by separate statement, BI will provide a confirmation on a Product-by-Product and country-by-country basis including:

(a) Net Sales of Products (including calculation of Net Sales of Combination Products or Co-Packaged Products) in the currency for which such Products were sold, and, if the currency of sale was not EUR, also in EUR;

(b) an accounting of deductions taken in the calculation of Net Sales;

(c) details of any royalty offsets as defined in the Agreement, and in the case of an offset based on Generic Competition, the relevant market share data used and the source of such data;

(d) the applicable exchange rate to convert from each country’s currency to EUR; BI shall use the monthly average exchange rates used by BI throughout its regular accounting system for the Calendar Quarter in which such Products are sold;

(e) the Royalty Payments payable in US dollars.

12.10.5
Financial Audit. BI shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail and in accordance with its Accounting Standards to permit CUE to confirm the accuracy of all Royalty payments reported, for at least [**] following the end of the Calendar Year to which they pertain. CUE shall have the right to cause an internationally recognized independent, certified public accountant reasonably acceptable to BI (the “Auditor”) to audit such records solely to confirm Net Sales and Royalty payments for a period covering not more than the preceding [**], provided that such audits may not be performed more than [**] and [**]. Such audits may be exercised during normal business hours upon reasonable prior written information to BI. The Auditor will execute a reasonable written confidentiality agreement with BI and will disclose to CUE only such information as is reasonably necessary to provide CUE with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The report of the Auditor will include the methodology and calculations used to determine the results, will be delivered to BI and CUE at the same time, and will be final [**] after delivery to both Parties, it being understood that BI will have the right during such [**] period to discuss the report with the Auditor. In the event the Parties are not in alignment after such [**] period, either Party may refer this matter for resolution in accordance with the defined dispute resolution procedure set forth in Article 20 (“DISPUTE RESOLUTION”) within [**] of the last Business Day in the draft audit report review period. CUE shall bear the full cost of such audit unless the report of the Auditor discloses an underpayment by BI of more than [**] percent ([**]%) of the amount due [**], in which case BI shall bear the full cost of such audit. BI shall pay the amount of any underpayment disclosed in the undisputed Auditor’s report, together with interest thereon to CUE within [**] after delivery to the Parties of the final Auditor’s report. If such final Auditor’s report discloses an overpayment by BI of the amounts payable hereunder, [**] following the audit in question. Upon the expiration of [**] following the end of any Calendar Year, [**].
12.10.6
Currency Conversion. All Royalties shall be payable in full in USD. Any sales of Products incurred in a currency other than EUR shall be converted to the EUR equivalent using a rate of exchange that corresponds to the rate consistently applied by BI or any of its Affiliates in accordance with Accounting Standards. If such Party is not required to perform such currency conversion for its Accounting Standards reporting with respect to the applicable period, then for such period such Party shall convert its amounts received and expenses incurred into EUR using exchange rates published by the European Central Bank (ECB), Frankfurt, Germany. For exchange rates not published by ECB an alternative source will be agreed between the Parties. Any Royalty shall be calculated based upon the EUR equivalent calculated in accordance with the foregoing.
12.11
Payment Terms; Currency. BI shall pay all amounts payable under this Agreement as stated in the respective sections, upon delivery to BI of an Invoice for such amounts by CUE. All payments to be made by BI to CUE under this Agreement shall be made in USD and may be paid by bank wire transfer in immediately available funds to such bank account as may be designated by CUE from time to time.
12.12
Taxes in general. All payments connected with this Agreement shall be inclusive of any Taxes except as otherwise set forth in this Agreement, in particular in Section 12.13 (“VAT”). Each Party shall be responsible for and shall bear, pay or set-off its own Taxes assessed by a tax or other authority.
12.13
VAT. All payments connected with this Agreement are expressed to be exclusive of VAT. VAT shall be added to the payments due if legally applicable.
12.14
Withholding Tax. If Applicable Law requires BI and/or its Affiliates to withhold any Taxes, BI and/or its Affiliates shall subtract such withholding from the payments to be made in connection with this Agreement and submit such withholding to the competent tax authority on account of CUE. BI and/or its Affiliates shall deliver to CUE proof of payment on CUE’s request to enable CUE to either apply for a refund of such Taxes withheld or to receive a tax credit against home-country Taxes. The Parties shall cooperate and exercise reasonable efforts to minimize any such Taxes required to be withheld and obtain any exemption or reduction in withholding afforded by a tax treaty. Any effect of currency conversion, in calculating the withholding or any reimbursement of Taxes, shall be to the benefit or burden of CUE as tax-payer and are not refundable or taken by BI and/or its Affiliates.
12.15
Interest on Late Payments. If BI fails to pay any payment due under this Agreement as provided herein on or before the date such payment is due, then such late payment will bear interest, to the extent permitted by Applicable Law, at an annual rate of [**] which applied on the due date effective for the first date on which payment was delinquent and calculated for the exact number of days in the interest period based on a year of three hundred sixty (360) days (actual/360). If the [**] is no longer published, the Parties will agree upon another internationally recognized rate which has historically been substantially equivalent to the [**] and utilize such rate retroactively to such time as the rate was no longer available.
12.16
Record Retention; Audits. The Research Support Payments will be used solely for the purpose of supporting the Research Program consistent with the budget defined in the Research Plan and in Schedule 1.41 (“External Costs”). CUE will maintain financial and compliance records with respect to the Research Program under this Agreement. Such records will be adequate to determine whether the Research Program has been conducted and funding has been used in compliance with this Agreement and Applicable Laws. During the term of the Research Program, and up to [**] following the Research Program, BI reserves the right to audit CUE’s records with respect to the performance of this Agreement and the Research Program. At all reasonable times after reasonable notice (by e-mail or otherwise), CUE shall provide BI’s representatives, designees, auditors and regulators, as BI may designate from time to time (“BI Auditors”), access (i) to inspect [**] for the Research Program; (ii) to review and examine [**] performance of the Research Program; (iii) to review and examine [**] performance of the Research Program; (iv) to permit BI Auditors to [**] under the Research Program; and (v) to perform other audits and reviews of the Research Program necessary to enable BI to meet Applicable Laws; provided that such audit may not be performed more than [**]. The BI Auditors will execute a reasonable written confidentiality agreement with CUE and will disclose to BI only such information as is reasonably necessary to provide BI with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable as well as any actual or potential non-compliance with this Agreement or Applicable Law, in each case in the performance of the Research Program. Up to [**] following the Research Program, CUE must obtain prior written approval from BI prior to destroying any essential documents of the Research Program.
12.17
Upstream Licenses Payment Obligations. CUE shall be solely responsible to pay all consideration owed to its licensors under the Einstein College Upstream License. In case of BI becoming the direct licensee to any such Einstein College Upstream License on account of CUE’s uncured material breach or termination or consent to a termination agreement of such Einstein College Upstream License or with CUE’s prior written consent, all payments due to CUE under this Agreement, including royalties, will be made after deduction of the royalty and milestone amounts paid by BI under such Einstein College Upstream License. For clarification, this shall include any payments that became due before BI becoming the direct licensee to such Einstein College Upstream License in case such payment obligations have not been fulfilled by CUE and are being passed on to BI as the direct licensee.
13.
REPRESENTATIONS, WARRANTIES AND COVENANTS
13.1
CUE’s Representations. CUE represents and warrants to BI that as of the Effective Date:
13.1.1
CUE and its Affiliates are validly incorporated, existing and solvent under the Applicable Laws of the jurisdiction of their incorporation.
13.1.2
This Agreement does not violate any Applicable Law, has been duly executed and is legally binding and enforceable against CUE in accordance with its terms and the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action.
13.1.3
CUE has the full corporate power, right, title and authority to enter into this Agreement, conduct the Research Program, grant the licences, disclose all Know-How to BI and transfer the Materials to BI as required by this Agreement.
13.1.4
There are no inconsistencies between this Agreement and the Loan and Security Agreement between CUE and the Silicon Valley Bank, dated February 15, 2022, and CUE has received any necessary permit or consent of the Silicon Valley Bank to enter into this Agreement.
13.1.5
CUE has not previously assigned, licensed or otherwise encumbered its right in the CUE Technology or entered into any other agreement that is inconsistent with the rights granted to BI or CUE’s obligations under this Agreement.
13.1.6
CUE has ensured that all existing Inventions, made by any individuals or other legal entities engaged in the generation of the CUE Technology, have been duly transferred to CUE or to the licensor of the Einstein College Upstream Patent, as applicable.
13.1.7
All CUE Technology that has been generated under any agreements between CUE and any Third Party (except the Einstein College Upstream Patents) is solely Controlled by CUE.
13.1.8
Schedule 1.32 (“Non-Exhaustive List of CUE Technology”) is correct and includes a complete list of all CUE Patents as of the Effective Date.
13.1.9
The CUE Patents listed on Schedule 1.32 (“Non-Exhaustive List of CUE Technology”) are in force or pending and have not been abandoned and all applicable renewal or other official fees have been paid.
13.1.10
CUE is not in breach with any requirements, and has complied with all its obligations under the Einstein College Upstream License, including but not limited to any payment obligations and due diligence requirements.
13.1.11
To CUE’s Knowledge, (a) there are no Third Party Intellectual Property rights that would be infringed by the use by BI or its Affiliates and Sublicensees of the CUE Technology as contemplated under the Initial Research Plan, even in the absence of a research privilege or any other research exemption, and (b) CUE has disclosed to BI any information available regarding any potential violation of any Third Party Intellectual Property by the commercial use of BI of Compound and/or Products.
13.1.12
To CUE’s Knowledge, no Intellectual Property other than CUE Technology is needed to conduct the initial Research Project in the manner contemplated under the Initial Research Plan.
13.1.13
To CUE’s Knowledge, the Materials and methods employed by or on behalf of CUE or provided by or on behalf of CUE to BI to perform the activities assigned to it under the Initial Research Plan [**].
13.1.14
To CUE’s Knowledge, there are no claims, judgments or settlements pending with respect to the CUE Technology and CUE has not received notice that any such claims, judgments or settlements are threatened.
13.1.15
To CUE’s Knowledge, CUE has furnished or made available to BI [**].
13.1.16
No additional information has been deposited in the data room after March 15, 2025.
13.1.17
CUE (i) has never been debarred or subject to debarment or has received notice from the FDA of an intent to debar or has been convicted of а crime for which an entity or person could be debarred under 21 U.S.C. §335а; or (ii) has never been under indictment for a crime for which a person or entity could be debarred under 21 U.S.С. §335а. If, during the Term, CUE has reason to believe that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to the Compounds or Products: (a) is or will be debarred or convicted of a crime for which a person or entity could be debarred under 21 U.S.C. §335а; or (b) is or will bе under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. §335а, then CUE shall immediately Notify BI of same in writing.
13.1.18
In case animal experiments were conducted for the generation of CUE Technology, CUE obtained any and all necessary registrations, licenses, approvals and permits from governmental and other authorities and complied with all Applicable Laws governing the procurement, provision, care, welfare, treatment, and use of animals in research.
13.2
BI Representations. BI represents and warrants to CUE that as of the Effective Date:
13.2.1
BI is validly incorporated, existing and solvent under the Applicable Laws of the state of its incorporation.
13.2.2
This Agreement has been duly executed and is legally binding and enforceable against BI in accordance with its terms and the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action.
13.2.3
BI has the full corporate power, right, title and authority to enter into this Agreement and carry out the provisions hereof, including to conduct the Research Program and transfer the Materials to CUE as required under this Agreement.
13.2.4
BI has not previously entered into any other agreement that is inconsistent with its obligations under this Agreement.
13.2.5
BI has never been (i) debarred or subject to debarment or has received notice from the FDA of an intent to debar or has been convicted of а crime for which an entity or person could be debarred under 21 U.S.C. §335а; or (ii) indictment for a crime for which a person or entity could be debarred under 21 U.S.С. §335а. If, during the Term, BI has reason to believe that BI its Affiliates, its Sublicensees, or any of their respective employees, officers, independent contractors, consultants, or agents rendering services relating to the Compounds or Products: (a) is or will be debarred or convicted of a crime for which a person or entity could be debarred under 21 U.S.C. §335а; or (b) is or will bе under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. §335а, then BI shall immediately Notify Cue of same in writing.
13.3
CUE Covenants
13.3.1
CUE shall not, during the Term as determined in Section 19.1 (“Term”), (i) assign, license or otherwise encumber any rights in the CUE Technology in a manner that violates any rights granted to BI under this Agreement or (ii) enter into any agreement that violates any rights granted to BI, or prevents CUE from performing its obligations, under this Agreement.
13.3.2
CUE shall comply with all requirements and obligations under the Einstein College Upstream License, including but not limited to any payment obligations and due diligence requirements.
13.3.3
CUE will not terminate the Einstein College Upstream License nor agree to any amendment of the Einstein College Upstream License that changes the specific stipulations of the Parties and Albert Einstein College of Medicine, Inc. in view of this Agreement or that has an adverse effect on the rights or obligations of BI regarding its sublicense under the Einstein College Upstream License without BI’s prior written consent.
13.3.4
CUE shall ensure that all right, title and interest in any CUE Inventions made by its and its Affiliates’ employees, and of any other individuals and legal entities engaged by or on behalf of CUE excluding BI and its Affiliates (however, including Inventions made jointly with BI) (collectively, “CUE Developers”) in the generation of the CUE Technology and Collaboration Foreground IP in connection with this Agreement will be duly transferred to CUE.
13.3.5
To the extent CUE is responsible for prosecution and maintenance of CUE Patents pursuant to Section 9.2, CUE shall ensure compliance with all Applicable Law in the continued prosecution and maintenance of such CUE Patents, including but not limited to the payment of appropriate fees (to the extent necessary, for a large entity) before the US Patent and Trademark Office and any other patent office or authority outside the United States, as applicable.
13.3.6
CUE shall ensure that all CUE Developers that perform any activities under any Research Plan shall be advised of their ongoing duty of confidentiality and cooperation, including in case they resign from their employment with CUE.
13.3.7
CUE shall not during the Term grant to any Third Party any license or other rights to practice under any CUE Steered CUE Patent in a manner that violates any rights granted to BI under this Agreement.
13.3.8
CUE and its Affiliates will not (i) emрlоу or use any Third Party that employs any person debarred by the FDA (or subject to similar sanction of the EMA or other Regulatory Authority) or (ii) еmрlоу any person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or other Regulatory Authority), in each of (i)-(ii), in the conduct of its activities under this Agreement.
13.4
BI Covenants.
13.4.1
BI shall not, during the Term of this Agreement, enter into any agreement that is inconsistent with CUE’s rights or BI’s obligations under this Agreement.
13.4.2
To the extent BI is responsible, pursuant to Section 9.2, for prosecution and maintenance of BI Steered CUE Patents, BI shall ensure compliance with all Applicable Law in the continued prosecution and maintenance of such BI Steered CUE Patents, including but not limited to the payment of appropriate fees before the US Patent and Trademark Office and any other patent office or authority outside the United States, as applicable.
13.4.3
BI, its Affiliates and its Sublicensees will not (a) emрlоу or use any Third Party that employs any person debarred by the FDA (or subject to similar sanction of the EMA or other Regulatory Authority) or (b) еmрlоу any person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or other Regulatory Authority), in each of (i)-(ii), in the conduct of their activities under the Research Program.
13.5
DISCLAIMER. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ЕАСH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS ТО THE VALIDITY OR ENFORCEABILITY OF ANY PATENTS OR ТНЕ NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
14.
Trade Compliance
14.1
The Parties acknowledge that any products, goods, software, technology (specific technical information necessary for the development, production or use of a product) and technical services provided by either Party under this Agreement (hereinafter “Items”) may be subject to international, EU, U.S. or other applicable trade compliance and/or export control laws and regulations (hereinafter “Laws”) restricting exports, re-exports, transfer or disclosures, regardless of the mode of provision. The Parties shall comply with all such Laws.
14.2
If any Item is subject to any restriction or license requirement under the Laws, the Parties shall inform each other in writing about these restrictions accordingly. Upon request, the Parties shall cooperate with each other by providing information and other assistance necessary for the classification, export documentation, license determination, export licensing etc. of Items provided under this Agreement.

14.3
The Parties confirm that they are neither a “Sanctioned Party” in terms of UN, U.S., EU or any national “Sanctioned Party List” nor Controlled by a “Sanctioned Party”. The Parties Notify each other without delay in case of any changes of this status.
15.
CUSTOMS
15.1
Shipment of Compounds: CUE shall not ship any Material or Compound to BI without the prior written request of BI. BI’s request will outline the specific amount as agreed between the Parties. Material shall be delivered in accordance with CIP/CIF (INCOTERM 2020). Destination address for the shipment of materials shall be set out below, and the Parties shall inform each other about any change of the shipping address.

From BI to CUE	40 Guest Street, Boston, MA 02135, USA
From CUE to BI	[**], Boehringer Ingelheim Pharmaceuticals Inc, 39 Briar Ridge Rd, Danbury, CT 06810, USA
15.2
CUE’s obligation to collaborate for customs valuation purpose BI is legally bound to determine a customs value for any shipment from a third country entering the European Customs Union. If applicable, CUE must provide respective information (e.g., total amount synthesized) to BI within [**] of request. Scope of information is to be defined between CUE and BI at the request of either Party and will be documented in written form.
15.3
Approved exporter (or comparable status): If there is a reciprocal preferential trade agreement in place between sending country and European Union (as listed at Negotiations and agreements - Trade - European Commission (europa.eu), CUE shall confirm, if applicable, that the Material or Compound being under this Agreement originates from the United States and meets the rules of origin for preferential trade with the EU. CUE undertakes to make available to BI any additional documents required by the relevant customs authorities to prove this. CUE shall evaluate in alliance with BI if becoming an approved exporter (or a comparable status, e.g. registered exporter [REX]) in such country is viable and economically reasonable.
16.
ANIMAL WELFARE AND USE
16.1
CUE represents, warrants and covenants to BI that:
16.1.1
It has obtained and will, during the Term, maintain in full force and effect any and all registrations, licenses, approvals and permits from governmental and other authorities and has notified all authorities necessary for the conduct of animal experiments as it may be required to maintain to conduct the activities contemplated hereunder as required under Applicable Law and it will comply with all laws, regulations and guidelines for the handling, treatment, welfare and ethical treatment of animals in research and that it has truthfully completed the Animal Welfare Questionnaire attached hereto as Schedule 16.1.1 (“Animal Welfare Questionnaire”);
16.1.2
it will at all times during the Term maintain, adopt and adhere to generally accepted professional standards governing the procurement, provision, care, welfare, treatment, and use of research animals, including during actual research and experimentation, and shall ensure that all personnel involved in any such activities are qualified by training and experience to perform same in accordance with such standards.
16.1.3
to the extent CUE has the right to do so, it will permit BI to inspect and audit its animal care, welfare, housing and use facilities and related records upon request to ensure compliance with this Article and shall cooperate with, facilitate and otherwise support BI in any such inspection and audit at its own cost and expense.
16.2
The Parties acknowledge and agree that all laboratory animals used, procured or bred by CUE under this Agreement are not owned by BI.
17.
HUMAN BIOSPECIMENS
17.1
The additional provisions contained in Schedule 17 (“Use of Human Biospecimens”) shall apply to the use of any Human Biospecimens by or on behalf of CUE, its Affiliates or their subcontractors under this Agreement.
18.
INDEMNIFICATION AND LIMITATION OF LIABILITY
18.1
Indemnification by CUE. CUE shall indemnify, defend, and hold harmless BI, and its Affiliates, and their respective officers, directors, employees, licensors, Sublicensees and their respective successors, heirs and assigns and representatives (the “BI Indemnitees”), from and against any and all damages, losses, suits, proceedings, liabilities, costs (including without limitation reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind (“Damages”) resulting from Third Party (including CUE employees) claims or actions, to the extent arising out of or relating to, directly or indirectly: (i) the negligence, recklessness or wrongful intentional acts or omissions of CUE, its Affiliates, subcontractors and/or licensors and its or their respective officers, directors, employees in connection with CUE’s performance of its obligations or exercise of its rights under this Agreement, (ii) any breach by CUE of any obligation, representation, warranty or covenant set forth in this Agreement, or (iii) the failure to comply with any Applicable Laws by CUE, its Affiliates, or any of its subcontractors or licensors, in each case (i), (ii) and (iii), except in any such case for Damages to the extent reasonably attributable to any BI Indemnitee with respect to any matter for which BI is liable to indemnify CUE pursuant to Section 18.2 (“Indemnification by BI”).
18.2
Indemnification by BI. BI shall indemnify, defend, and hold harmless CUE and its Affiliates, and its respective officers, directors, employees, licensors, and their respective successors, heirs and assigns and representatives (the “CUE Indemnitees”), from and against any and all Damages resulting from Third Party (including BI employees) claims or actions, to the extent arising out of or relating to, directly or indirectly: (i) the negligence, recklessness or wrongful intentional acts or omissions of BI or its Affiliates, subcontractors, Sublicensees and its or their respective directors, officers and employees in connection with BI’s performance of its obligations or exercise of its rights under this Agreement, (ii) any breach by BI of any obligation, representation, warranty or covenant in this Agreement, (iii) the failure to comply with Applicable Laws by BI or any of its Affiliates or Sublicensees, or (iv) the Development, Commercialization or other Exploitation of any Compound, Product, or component thereof by or on behalf of BI or its Affiliates or Sublicensees, including product liability claims, in each case (i), (ii) (iii) and (iv), except in any such case for Damages to the extent reasonably attributable to any CUE Indemnitee with respect to any matter for which CUE is liable to indemnify BI pursuant to Section 18.1 (“Indemnification by CUE”).
18.3
Notification; Assumption of Defence; Cooperation and Assistance.
18.3.1
In the event that a Party seeks indemnification hereunder with respect to a Third Party claim (a “Third Party Claim”), the Party seeking indemnification (the “Indemnified Party”) shall promptly Notify the other Party (the “Indemnifying Party”) of any Third Party Claim in respect of which it intends to claim indemnification under this Article 18.
18.3.2
Any failure to provide the Indemnifying Party with any such Notice will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 18 except to the extent that the ability of the Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party’s failure to give such Notice.
18.3.3
If the Indemnifying Party assumes such defence, the Indemnified Party will have the right to participate in the defence thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party.
18.3.4
If the Indemnifying Party does not assume control of the defence of a Third Party Claim within [**] after the receipt by the Indemnifying Party of the Notice required pursuant to this Section 18.3 (“Notification; Assumption of Defence; Cooperation and Assistance”), the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.
18.3.5
The Indemnified Party shall cooperate as may be reasonably requested in order to ensure the proper and adequate defence of any action, claim or liability covered by this indemnification.
18.3.6
The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such Third Party Claim.
18.3.7
The Indemnified Party may not settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may be liable for damages under this Agreement without the prior written consent of the Indemnifying Party.
18.4
LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO ANY SUBJECT MATTER ARISING FROM OR

RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL THEORY, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 18.1 or 18.2 ABOVE OR TO ANY BREACH BY A PARTY OF SECTION 3.2 (“BI DILIGENCE”), ARTICLE 10 (“CONFIDENTIALITY”), ARTICLE 12 (“PAYMENT TERMS”) OR ARTICLE 13 (“REPRESENTATION, WARRANTIES AND COVENANTS”), THE WILLFUL BREACH, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE BY A PARTY OR TO ANY LIABILITY FOR DEATH OR PERSONAL INJURY OR OTHER LIABILITY WHICH CANNOT BE LIMITED OR EXCLUDED UNDER APPLICABLE LAW.
19.
TERM & TERMINATION
19.1
Term. This Agreement shall become effective upon the Effective Date and, if not otherwise terminated earlier pursuant to this Article 19 (“TERM & TERMINATION”) or Section 21.7 (“Anti-Bribery/Anti-Corruption”), shall continue in full force and effect until the expiration of the last to expire Royalty Term (such period, the “Term”). Once the Royalty Term for a particular Product in a particular country has ended, BI’s licenses under this Agreement for such Product in such country (except with respect to any rights under the Einstein College Upstream License that CUE sublicenses to BI) shall be fully paid-up, perpetual, sublicensable without restriction, transferable without restriction, irrevocable and royalty-free and BI’s payment obligations under this Agreement for such Product in such country shall expire.
19.2
Termination for Cause. This Agreement may be terminated at any time during the term of this Agreement by either Party:
19.2.1
Upon Default by the other Party (the “Defaulting Party”) which Default remains uncured for [**] (the “Default Cure Period”), each measured from the date the Defaulting Party receives Notice provided by the other Party (the “Non-Defaulting Party”) of such Default (the “Default Notice”). The Default Notice shall identify the Default, the intent to so terminate this Agreement if the Default remains uncured during the Default Cure Period and the actions or conduct that it considers would be an acceptable cure of such Default. In case the Defaulting Party disputes the Default under this Section 19.2.1, then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the Default Cure Period shall be resolved in accordance with Article 20 (“DISPUTE RESOLUTION”). If as a result of such dispute resolution proceeding, it is determined that the alleged Defaulting Party committed a Default and does not cure such Default within [**] after the date of such judgment (the “Additional Cure Period”), then such termination shall be effective as of the expiration of the Additional Cure Period. If the Parties dispute whether such Default was so cured, either Party alone may request the same dispute resolution panel to determine whether it was so cured, and the Parties shall cooperate to allow such determination to be made within [**] after such request by either Party. Such dispute resolution proceeding does not suspend any obligations of either Party hereunder, and each Party shall use reasonable efforts to mitigate any damage. If as a result of such dispute resolution proceeding it is determined that the alleged Defaulting Party did not commit such Default (or such Default was cured in accordance with this Section 19.2.1, the Additional Cure Period), then no termination shall be effective, and this Agreement shall continue in full force and effect. Notwithstanding the foregoing, [**].
19.2.2
To the extent permitted by Applicable Laws upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof.
19.2.3
Except to the extent unenforceable under Applicable Law, CUE will have the right to terminate this Agreement upon Notice to BI if BI or any of its Affiliates or Sublicensees takes any action, directly or indirectly, to challenge the validity or enforceability of any Patent included in the CUE Technology (the foregoing activities, an “IP Challenge”), provided BI or its Affiliate or Sublicensee (as applicable) does not withdraw such IP Challenge within [**] after receipt of such Notice.
19.3
Termination by BI at Will. BI shall have the right to terminate this Agreement as to any Target (including all Compounds and Products directed to such Target) under this Agreement and/or terminate this Agreement as a whole at any time at will by giving Notice to CUE. Such termination shall take effect [**] after the date on which the Notice is given.
19.4
Effects of Termination.
19.4.1
Effects of Termination by CUE for Cause or by BI at Will. Upon termination of the Agreement by CUE pursuant to Section 19.2 (“Termination for Cause”), or upon termination of the Agreement or any Target and relevant Compounds and Products by BI according to Section 19.3 (“Termination by BI at Will”):
a)
Except for the perpetual licenses granted by BI to CUE under Section 5.3 and Section 5.4, all licenses granted by a Party to the other Party under this Agreement and in the case of Target termination, all licenses granted by a Party to the other Party with regard to the terminated Target and relevant Compounds and Products shall immediately terminate and any Patent originally Controlled or co-owned by CUE and thereafter assigned to BI pursuant to Section 9.1.4 and still existing at the time of termination shall be, and hereby is, effective as of the date of termination, assigned back to CUE.
b)
If such termination occurs prior to the expiration of the Research Term, (i) in case of termination of this Agreement as a whole, CUE and BI shall as soon as possible wind down and terminate further activities under the Research Program; (ii) in case of termination of a Target only, CUE and BI shall as soon as possible wind down and terminate further activities under any Research Plan relating to such Target and relevant Compounds and Products.
c)
Except as reasonably necessary to exercise any surviving right or obligation hereunder, (i) CUE shall promptly return to BI or destroy all Confidential Information of BI and, in accordance with Section 2.7.8 all BI Provided Materials and (ii) BI shall promptly return to CUE or destroy all Confidential Information of CUE and, in accordance with Section 2.7.8 all CUE Provided Materials; in case of Target termination such obligations shall apply to Confidential Information and Materials that relate solely to such terminated Target and relevant Compounds and Products.
d)
In case of termination of a Target only, the diligence obligations of BI pursuant to Section 3.2 and the exclusivity obligations of CUE pursuant to Section 4.2, in each case with respect to such Target and relevant Compounds and Products shall immediately terminate.
e)
To the extent requested by CUE within [**] following termination, BI shall, at its sole discretion, either elect to (i) enter into a license agreement whereby BI grants to CUE a non-exclusive, worldwide, royalty-bearing, sublicensable license, which license shall if requested by CUE be exclusive with respect to the Compound(s) and Product(s), under BI’s rights to the Collaboration Foreground IP that is reasonably necessary to further develop any Compounds and/or Product(s) as such exists as of date of termination, or (ii) to the extent possible, assign such rights to Collaboration Foreground IP to CUE; always provided that any rights related to any proprietary compound or product Controlled by BI or a Third Party included in any Combination Product(s) and/or any rights related to (a) any BI manufacturing technology or (b) proprietary Device Controlled by BI or a Third Party used in conjunction with a Product shall be excluded, and in each case (i) and (ii) under terms and conditions to be negotiated in good faith, including without limitation commercially reasonable consideration for such license or assignment; in case of Target termination the Collaboration Foreground IP to be licensed or assigned in accordance with the foregoing shall be limited to the Collaboration Foreground IP generated during the Research Term with respect to such terminated Target and relevant Compounds and Products.
f)
In case BI licenses or assigns the rights to Collaboration Foreground IP as set forth in Section 19.4.1 e), BI shall, to the extent requested by CUE, [**], provided that [**] and subject to [**]. Notwithstanding the foregoing, BI shall not be under an obligation to provide any such data if this is not permitted by Applicable Law, including without limitation, applicable data protection laws and regulations.
19.4.2
Effects of Termination by BI for Cause. Upon the termination of this Agreement by BI pursuant to Section 19.2 (“Termination for Cause”) [**] will apply.
19.4.3
[**] BI Termination [**]. [**] BI may in its discretion [**] and render Notice to CUE accordingly, [**]. For the avoidance of doubt, if BI [**], unless this Agreement [**] terminated by BI or CUE pursuant to Section 19.2 (“Termination for Cause”) or by BI pursuant to 19.2.3 (“Termination by BI at Will”), subject to the conditions set forth in this Section 19.4.3:
a)
BI shall [**], subject to [**]; however:

[**].

b)
Any [**] and, if applicable, all [**] will be [**] this Agreement.
c)
For the avoidance of doubt, in case BI [**] set forth in this Section 19.4.3 with regard to [**] this Agreement [**] BI may [**].
19.5
Rights Accruing Prior to Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation (including any payment obligation) accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay for any amounts that accrued prior to the effective date of such expiration or termination.
19.6
Survival. The following provisions shall expressly survive any expiration or termination of this Agreement: Articles 1 (“DEFINITIONS”), 10 (“CONFIDENTIALITY”), 11 (“PUBLICITY AND PUBLICATIONS”), 15 (“CUSTOMS”), 18 (“INDEMNIFICATION AND LIMITATION OF LIABILITY”), and 20 (“DISPUTE RESOLUTION”) and Sections 2.6 (“CUE Deliverables”), 2.7.8, 2.7.9, 5.3 (“Collaboration Foreground IP License”), 5.4 (“Assigned Patent License”), 5.5 (“No Implied Licenses”), 5.7 (“Survival of Sublicenses”), 9.1.1 (“Background IP”), 9.1.2 (“Foreground IP”), 9.1.3 (“Reporting of CUE Inventions”), 12.2 (“Research Support Payments”) - 12.15 (“Interest on Late Payments) (in each case solely with respect to amounts that become payable prior to the effective date of such expiration or termination), 12.16 (“Record Retention; Audits”) (solely for the time period set forth therein), 12.17 (“Upstream Licenses Payment Obligations”), 13.3.4 (solely in view of Collaboration Foreground IP), 13.3.6, 13.5 (“Disclaimer”), 19.1 (“Term”) (solely with respect to the last sentence), 19.4.1 (“Effects of Termination by CUE for Cause or by BI at Will”), 19.4.2 (“Effects of Termination by BI for Cause”), 19.5 (“Rights Accruing Prior to Termination or Expiration”), 21.1 (“Affiliates”), 21.3 (“Assignment”) - 21.6 (“Waiver”), 21.8 (“Notices”), 21.10 (“Governing Law”) - 21.13 (“Independent Contractors”), 21.15 (“Third Party Beneficiaries”) - 21.18 (“Counterparts; Electronic Delivery”), and this Section 19.6 (“Survival”).
20.
DISPUTE RESOLUTION
20.1
Dispute Resolution. Any claim or dispute arising out of or in connection with or relating to this Agreement that cannot be resolved otherwise, including but not limited to any question regarding its existence, validity or termination (each a “Dispute”) shall be referred for resolution to the respective Senior Executives of each Party or their duly authorized respective designees with equivalent decision-making authority with respect to matters under this Agreement. The Senior Executives shall attempt in good faith to resolve such Dispute by unanimous consent.
20.2
If the Senior Executives cannot resolve such Dispute within [**] of the matter being referred to them and, in case and to the extent a Dispute concerns a matter for which [**] has final decision-making authority pursuant to Section 7.3, if [**] does not exercise such final casting vote, either Party may file for such Dispute to be finally settled by binding arbitration under the arbitration rules of the International Chamber of Commerce (the “ICC”) at the time the arbitration case is filed (the “Rules”), except as otherwise provided in this Article 20. Either Party may initiate arbitration of an unresolved Dispute by submitting a request for Arbitration (“Request”) to the arbitration institute, which Request shall specify in reasonable detail the nature of the unresolved Dispute. Such arbitration shall be subject to the following:
20.3
The arbitration shall be conducted by a tribunal of three persons, one nominated by the initiating Party in the Request, the second nominated by the other Party within [**] after receipt of the Request, and the third, who shall act as chairperson, nominated jointly by the arbitrators within [**] of the nomination of the second arbitrator. If any arbitrator is not nominated within these time periods, the ICC shall appoint such arbitrator. No arbitrator shall be an employee, director or shareholder of either Party or any of their Affiliates but each shall have experience in the pharmaceutical industry. The chairperson shall [**].
20.4
The arbitrators shall have the power to decide all questions of arbitrability pertaining to the Dispute to the extent permitted by Applicable Law. The scope of authority of the arbitrators should be limited to the strict determination of fact and application of law.
20.5
The seat and venue of the arbitration proceedings shall be New York, USA. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof. Each Party agrees to use reasonable efforts to make all of its current employees available to testify or provide written statements, if reasonably necessary.
20.6
Each Party shall bear its own costs, expenses and attorneys’ fees incurred in connection with any arbitration. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties to the dispute. However, the arbitral tribunal shall include in its award an allocation to any Party of costs, expenses and reasonable attorneys’ fees, including but not limited to any costs, fees and expenses imposed by the arbitrators or the ICC, as the arbitral tribunal shall deem reasonable. In making such allocation, the arbitral tribunal shall consider the relative success of the Parties on their claims, counterclaims and defences. The Parties agree that, any provision of Applicable Law notwithstanding, they will not request, and the arbitral tribunal shall have no authority to award, punitive or exemplary damages against any Party.
20.7
The decision and/or award rendered by the tribunal shall be written, final and non-appealable. Confirmation of, or judgment upon, any award rendered by the tribunal may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement.

20.8
Any payment to be made by a Party pursuant to a decision of the tribunal shall be made in US Dollars, without any deductions made for tax obligations or any other deductions.
20.9
Neither Party shall be required to [**].
20.10
Interim Relief. Nothing in this Agreement shall limit the right of either Party to apply to the arbitration tribunal or any court of competent jurisdiction for any non-monetary interim relief or provisional remedy, including a temporary restraining order, preliminary injunction or other interim or conservatory relief that may be available under Applicable Law (including prior to or during the escalation of any Dispute pursuant to the escalation procedure set forth in Section 20.1). The arbitral tribunal shall have the authority to grant any provisional or interim remedy that would be available under the Rules or from a court of competent jurisdiction.
20.11
Confidentiality. Except to the extent necessary to confirm or obtain judgment on an award or decision or as may be required by Applicable Law, and except as may be otherwise required under Applicable Law, including without limitation stock market rules and regulations applicable to the Parties as listed companies, neither Party may, and the Parties shall instruct the arbitrators not to, disclose the existence, content, or results of a dispute without the prior written consent of the other Party.
20.12
Notwithstanding any provision of this Agreement to the contrary, any Dispute involving Patent infringement, validity or enforceability must not be pursued by way of arbitration as set forth in this Article 20, and may, at the choice of the Party seeking dispute resolution, instead be pursued by either Party in any court of competent jurisdiction.
21.
MISCELLANEOUS
21.1
Affiliates. BI may perform its obligations and exercise its rights hereunder personally or through one or more Affiliates, although BI shall nonetheless be solely responsible for the performance of its Affiliates. BI shall remain liable for any acts or omissions of its Affiliates, as if such acts and omissions were its own.
21.2
Subcontracting to Third Parties. CUE shall not be permitted to subcontract any of its obligations under the Research Program to any Third Party if not expressly agreed in writing by BI. Upon subcontracting of a Third Party agreed by BI, CUE shall in relation to BI be responsible for the acts and omissions of any subcontractors used to fulfill CUE’s obligations hereunder, as if such acts and omissions were its own. Notwithstanding any provision of this Agreement to the contrary, CUE’s obligation to perform any specific activity under the Research Program shall be [**] activities under the Research Program, provided [**].
21.3
Assignment. Subject to Sections 5.1, 5.3, 5.4, and 5.6, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation under this Agreement, including but not limited to any license of Intellectual Property, be assigned or transferred, by either Party without the prior written consent of the other Party and any attempted assignment or transfer in violation of this Section 21.3 shall be null and void ab initio; provided, that each Party may, without such consent, assign this Agreement and its rights and obligations hereunder, including all of its licensed Intellectual Property rights hereunder, to an Affiliate or to a Third Party in connection with the sale of all or substantially all of its business or assets to which this Agreement relates, whether by merger, consolidation or other change in control transaction. Subject to the foregoing, this Agreement will be [**].
21.4
Force Majeure. Neither Party shall be liable or deemed in default for failure to perform any duty or obligation (other than payment obligations hereunder, except if an event renders the processing of a payment for technical or other reasons infeasible) that such Party may have under this Agreement where such failure has been occasioned by any act of God, fire, pandemic, external strike, inevitable accidents, war, governmental acts, or any other cause outside the reasonable control of that Party, and occurring without its fault or negligence. The Party whose performance has so been interrupted shall give the other Party written information of the interruption and cause thereof, and shall use every reasonable means to resume full performance of this Agreement as soon as possible.
21.5
Severability. In the event that any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law unless doing so would have the effect of materially altering the right and obligations of the Parties.
21.6
Waiver. The failure of either Party to require performance by the other Party of any of that other Party’s obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof. The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively.
21.7
Anti-Bribery/Anti-Corruption. Each Party represents and warrants that it, its owners, directors, officers, employees, sub-contractors and agents have acted and will act in full compliance with any applicable anti-bribery and anti-corruption laws and regulations, industry and professional codes of practice (including without limitation FCPA, UK Bribery Act, German Criminal Code, and any other international or local legislation, which may become applicable in connection to the Agreement) in connection with this Agreement and will not offer, promise, pay or arrange for payment or giving of a bribe or any benefit, advantage or anything of value to any Public Official, individual, entity or any other Third Party in exchange for an improper advantage in any form either directly or indirectly. Any violation of this Section 21.7 constitutes a material breach of this Agreement and will allow the other Party to terminate this Agreement with immediate effect.
21.8
Notices. Any Notices given under this Agreement shall be in writing (including original signature or signature by DocuSign, or by any other comparable electronic means). Any Notice shall be deemed given (i) upon the date of personal delivery or by facsimile transmission or electronic mail (receipt verified), or (ii) one (1) Business Day after dispatch by overnight courier and if confirmed by delivery of the hardcopy original by overnight courier; or (iii) five (5) Business Days after dispatch of registered or certified mail (return receipt requested) and if confirmed by delivery of the hardcopy original by registered mail, in each case postage prepaid, provided that such date is a Business Day (otherwise on the next Business Day) and, in each of subsection (i), (ii) or (iii), above, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to CUE:

Cue Biopharma, Inc.

Attn: Chief Executive Officer

40 Guest Street

Boston, MA 02135, USA

With a copy to:

Cue Biopharma, Inc.
40 Guest Street
Boston, Massachusetts 02135, United States of America

Attention: General Counsel

Email copy to [**]

If to BI:

Boehringer Ingelheim International GmbH

Attn: Transactions and Contract Management

Binger Strasse 173

55216 Ingelheim am Rhein

Germany

Fax: [**]

E-Mail: [**]

With a copy to:

Head of Corporate Legal and Compliance

(Address as above)

Fax: [**]

21.9
Insurance. During the Term of this Agreement, each of the Parties shall maintain insurance consistent with normal business practice and adequate to cover the risks under this Agreement in an amount and for a time period that are usual and customary for a pharmaceutical company of its size (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Each Party shall provide to the other, upon request of the other Party from time to time during the Term of this Agreement, a certificate of insurance verifying the existence of such insurance. However, it is understood that the maintenance of such insurance coverage will not relieve either Party of its other obligations under this Agreement.
21.10
Governing Law. This Agreement shall be construed in accordance with and governed exclusively by the laws of New York without regard to the United Nations Convention on Contracts for the International Sales of Goods (CISG) or the rules of conflict of law.
21.11
Entire Agreement; Amendments. This Agreement, together with its Schedules, represents the entire and integrated agreement between the Parties with respect to the subject matter herein and supersedes all prior and contemporaneous negotiations, representations or agreements, either written or oral, regarding the subject matter of this Agreement, including without limitation the Confidentiality Agreement. All confidential information disclosed by a Party or its Affiliates under a Confidentiality Agreement shall be deemed Confidential Information of such Party hereunder and subject to the terms of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties in accordance with Section 21.18. In the event of a conflict, inconsistency or discrepancy between the body of this Agreement and the Research Plan, the terms in the body of this Agreement shall prevail.
21.12
Headings; Interpretation. The captions to the Articles and Sections of this Agreement are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Sections of this Agreement. Unless specified to the contrary, references to Articles, Sections and Schedules mean the Articles, Sections or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) to “inform in writing” or to “provide written information” includes information by e-mail to the relevant contact person of the other Party involved in the subject matter; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Schedules); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (vi) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; (ix) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (x) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (xi) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with Accounting Standards and any particular cost or expense shall be accounted for only once; and (xii) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party.
21.13
Independent Contractors. It is expressly agreed that CUE and BI shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither CUE nor BI shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.
21.14
Non-Employment. Each Party or where applicable, its subcontractors, shall at all times be and remain the sole employer of persons assigned to the performance of work by such Party hereunder and shall assume any and all obligations, responsibilities and risks to such employment and the possible termination thereof.
21.15
Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any creditor of either Party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
21.16
Further Assurances. Each of CUE and BI agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and use reasonable efforts to do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
21.17
Cumulative Remedies. Except as otherwise expressly set forth in this Agreement, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law or in equity.
21.18
Counterparts; Electronic Delivery. This Agreement, and any amendments thereto, may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement or its amendments, transmitted by email in “portable document format” (“.pdf”), via DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement, or its amendment, shall have the same effect as physical delivery of the paper document bearing original signature.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

Boehringer Ingelheim International GmbH

ppa. i.V.

By: /s/ Dr. Andreas Lenk_______ By: /s/ Dr. Scott DeWire_____

Name: Dr. Andreas Lenk Name: Dr. Scott DeWire

Title: Authorized Signatory Title: Authorized Signatory

Date: 10-Apr-2025 Date: 10-Apr-2025

CUE Biopharma, Inc.

By: /s/ Dan Passeri

Name: Dan Passeri

Title: President and Chief Executive Officer

Date: 10-Apr-2025

Schedules:

Schedule 1.32: Non-Exhaustive List of CUE Technology

Schedule 1.38: Einstein College Upstream License

Schedule 1.41: External Costs

Schedule 1.57: Requirements for Invoices

Schedule 1.80: Initial Research Plan within the Research Program

Schedule 2.6: Requirements for Reports

Schedule 2.7: Material Transfer Record Form

Schedule 5.8: Einstein College Upstream License Provisions

Schedule 6.1: Technology Data Package Transfer

Schedule 6.4: Material Transfer and Supply

Schedule 11: Press Release

Schedule 12.1: Invoice for Upfront Payment

Schedule 16.1.1: Animal Welfare Questionnaire

Schedule 17: Use of Human Biospecimens

Schedule 1.38

Einstein College Upstream License

(as amended)

a)
Amended and Restated License Agreement between CUE and Albert Einstein College of Medicine, Inc., dated July 31, 2017:

Incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024

b)
First Amendment to the Amended and Restated License Agreement dated October 30, 2018:

Incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024

c)
Second Amendment to the Amended and Restated License Agreement dated January 13, 2024:

Incorporated by reference to Exhibit 10.42 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024

d)
Boehringer Ingelheim Amendment to the Amended and Restated License Agreement dated March 10, 2025:

Incorporated by reference to Exhibit 10.3 to the Company’s

Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2025

Schedule 1.41

External Costs

Year	Anticipated External Costs
Calendar Year 1	[**]
Calendar Year 2	[**]
Calendar Year 3	[**]
Calendar Year 4	[**]
Calendar Year 5	[**]

Schedule 5.8

Einstein College Upstream License Provisions

Notwithstanding anything to the contrary in this Agreement:

1.
Consistent with Section 9.01 of the Einstein College Upstream License, BI shall not use the name of the Albert Einstein College of Medicine, Inc. (for purposes of this exhibit only, “Einstein”) without Einstein’s prior written consent, except if the use of such name is required by law, regulation, federal securities law, or judicial order, in which event BI will promptly inform Einstein, prior to any such required use. BI will not make any public announcement regarding the existence of the Einstein College Upstream License or the collaboration thereunder without obtaining the prior written consent of Einstein, except if such announcement is required by law, regulation, federal securities law or judicial order, in which event BI will promptly inform Einstein prior to any such required announcement.
2.
Consistent with Section 12.04 of the Einstein College Upstream License, BI agrees to indemnify Einstein and its current or former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (Einstein and each such person being, solely for purposes of this Exhibit, the “Einstein Indemnified Parties”) for the cost of defense and for damages awarded and losses and liabilities incurred, if any, as a result of any Third Party claims, liabilities, suits or judgments based on or arising out of the research, development, marketing, manufacture, sale or provision of Licensed Products or Know-How Products (each as defined in the Einstein College Upstream License) by BI, its Affiliates and Sublicensees granted a sublicense under the Einstein College Upstream License, or otherwise related to the conduct of BI’s or its affiliates’ or sublicensees’ (direct and indirect) business, so long as such claims, liabilities, suits, or judgments are not solely attributable to grossly negligent or intentionally wrongful acts or omissions by the Einstein Indemnified Parties. This indemnity is conditioned upon Einstein’s obligation to: (i) advise BI of any claim or lawsuit, in writing promptly after Einstein or the Einstein Indemnified Party has received notice of said claim or lawsuit, (ii) assist BI and its representatives, at BI’s expense, in the investigation and defense of any lawsuit or claim for which indemnification is provided, and (iii) permit BI to control the defense of such claim or lawsuit for which indemnification is provided.
3.
Consistent with Section 12.05 of the Einstein College Upstream License, BI acknowledges that Einstein has not made:

(a) A warranty or representation that anything made or used by BI under any license or sublicense granted under the Einstein College Upstream License is or will be free from infringement of Patents, copyrights, and other rights of Third Parties; or

(b) A granting by implication, estoppel, or otherwise of any license, right or interest other than as expressly set forth in the Einstein College Upstream License.

4.
Consistent with Section 12.06 of the Einstein College Upstream License, BI acknowledges that, except as expressly set forth in the Einstein College Upstream License, EINSTEIN MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE OR OTHERWISE, AND EINSTEIN SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT. IN ADDITION, EINSTEIN SHALL NOT BE LIABLE TO BI FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY AND WHETHER OR NOT EINSTEIN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
5.
Consistent with Section 12.10 of the Einstein College Upstream License, BI and its Affiliates will observe and abide by the provisions of Section 12.10, as amended by the Boehringer Ingelheim Amendment to the Amended and Restated License Agreement, effective March 10, 2025 BI’s sublicensees (direct and indirect) shall also observe the provisions of Section 12.10, as amended.